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                                                                       Exhibit 2














                            STOCK PURCHASE AGREEMENT


                                      AMONG

                     NOISE CANCELLATION TECHNOLOGIES, INC.,

                           ADVANCEL LOGIC CORPORATION

                                       AND

                  THE HOLDERS OF THE OUTSTANDING CAPITAL STOCK
                          OF ADVANCEL LOGIC CORPORATION






                                 August 21, 1998
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                                TABLE OF CONTENTS

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SECTION 1 DEFINITIONS................................................................................................1
         1.1      Definitions........................................................................................1
                  1.1.1  "Closing" ..................................................................................1
                  1.1.2  "Closing Date" .............................................................................1
                  1.1.3  "Closing Place" ............................................................................1
                  1.1.4  "Consideration" ............................................................................2
                  1.1.5  "EBITDA" ...................................................................................2
                  1.1.6  "Representative" ...........................................................................2
                  1.1.7  "Non-Employee Shareholders" ................................................................2
                  1.1.8  "Employee Shareholders" ....................................................................2
                  1.1.9  "Option Exercise Shareholders" .............................................................2
                  1.1.10 "Earnout Shareholders" .....................................................................2
         1.2      Other Terms........................................................................................2

SECTION 2 SALE OF THE SHARES.........................................................................................2
         2.1      Sale of the Shares.................................................................................2
         2.2      Delivery...........................................................................................3
         2.3      Related Agreements.................................................................................3

SECTION 3 CONSIDERATION..............................................................................................3
         3.1      Consideration......................................................................................3
         3.2      Payment of Purchase Price..........................................................................3

SECTION 4 REGISTRATION RIGHTS........................................................................................8
         4.1      Obligation of NCT..................................................................................8
         4.2      Underwriting.......................................................................................8
         4.3      Termination of Registration Rights.................................................................9
         4.4      Expenses of Registration...........................................................................9

SECTION 5 ADVANCEL EMPLOYEE AGREEMENTS...............................................................................9
         5.1      Employment Agreements..............................................................................9

SECTION 6 REPRESENTATIONS AND WARRANTIES OF ADVANCELAND THE
         SELLING SHAREHOLDERS........................................................................................9
         6.1      Authority, Approval and Enforceability.............................................................9
         6.2      Company Capital Structure..........................................................................10
         6.3      Compliance with Applicable Laws....................................................................10
         6.4      Deferred Compensation..............................................................................11
         6.5      Equity Investments.................................................................................11
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         6.6      Insurance..........................................................................................11
         6.7      Litigation.........................................................................................11
         6.8      Taxes..............................................................................................11
         6.9      Licenses and Other Rights..........................................................................11
         6.10     Required Consents and Approvals....................................................................12
         6.11     Title to Advancel's Assets.........................................................................12
         6.12     Inventory..........................................................................................12
         6.13     Accounts Receivable................................................................................12
         6.14     Agreements.........................................................................................12
         6.15     Tangible Assets....................................................................................13
         6.16     Trade Names and Trademarks.........................................................................13
         6.17     Intellectual Property Rights.......................................................................13
         6.18     Absence of Environmental Liabilities...............................................................14
         6.19     Employee Benefit Plans.............................................................................15
         6.20     Financial Statements...............................................................................15
         6.21     Absence of Undisclosed Liabilities.................................................................15
         6.22     Absence of Material Changes........................................................................15
         6.23     Brokers............................................................................................15
         6.24     Disclosure.........................................................................................16

SECTION 7 REPRESENTATIONS AND WARRANTIES OF NCT .....................................................................16
         7.1      Approval, Authorization and Enforceability.........................................................16
         7.2      Validity of NCT Shares.............................................................................16
         7.3      Litigation.........................................................................................17
         7.4      Required Consents and Approvals....................................................................17
         7.5      Disclosure.........................................................................................17
         7.6      SEC Filings........................................................................................17
         7.7      Absence of Certain Changes.........................................................................17
         7.8      Full Disclosure....................................................................................17
         7.9      Prior Issues.......................................................................................18
         7.10     No Default.........................................................................................18

SECTION 8 COVENANTS..................................................................................................18
         8.1      Notice to NCT......................................................................................18
         8.2      Cooperation by Advancel and Selling Shareholders...................................................18
         8.3      Confidentiality....................................................................................18
         8.4      Covenants Not to Compete and Not to Solicit........................................................19
         8.5      Cooperation by NCT.................................................................................19
         8.6      Future Financing...................................................................................19
         8.7      Right of First Refusal.............................................................................20
         8.8      Bonus Option Pool..................................................................................20
         8.9      Issuance of NCT Shares.............................................................................21
         8.10     Filings............................................................................................21
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         8.11     Reporting Status...................................................................................21
         8.12     Listing............................................................................................21
         8.13     Transfer Agent Instructions........................................................................21
         8.14     Promotion of the Business..........................................................................21
         8.15     Assurance of Further Action........................................................................22
         8.16     Board of Directors.................................................................................22

SECTION 9 NCT'S CONDITIONS TO CLOSING................................................................................22
         9.1      Advancel and the Selling Shareholders' Performance.................................................22
         9.2      Advancel and the Selling Shareholders' Representation..............................................22
         9.3      Government Approvals...............................................................................22
         9.4      Consents...........................................................................................22
         9.5      Tax Good Standing Certificates.....................................................................22
         9.6      Good-Standing Certificate..........................................................................23
         9.7      Employment Agreements..............................................................................23
         9.8      Investor Suitability Letter........................................................................23
         9.9      Legal Opinion......................................................................................23
         9.10     Form...............................................................................................23

SECTION 10 ADVANCEL'S AND SELLING SHAREHOLDERS' CONDITIONS TO
         CLOSING.....................................................................................................23
         10.1     Consideration......................................................................................23
         10.2     NCT's Representations..............................................................................23
         10.3     Employment Agreements..............................................................................23
         10.4     Government Approvals...............................................................................23
         10.5     Third Party Consent................................................................................23
         10.6     Legal Opinion......................................................................................24
         10.7     Form...............................................................................................24

SECTION 11 INDEMNIFICATIONS..........................................................................................24
         11.1     Advancel's and the Selling Shareholders' Indemnities...............................................24
         11.2     NCT's Indemnities..................................................................................24
         11.3     Notice of Claim....................................................................................24
         11.4     Assumption and Defense of Third-Party Action.......................................................25
         11.5     Advancel and Selling Shareholders Representative...................................................25
         11.6     Limitation.........................................................................................25
         11.7     Exclusivity........................................................................................26

SECTION 12 FEES AND EXPENSES.........................................................................................26
         12.1     Expenses...........................................................................................26

SECTION 13 NOTICES...................................................................................................26

SECTION 14 MISCELLANEOUS.............................................................................................27
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         14.1     Headings...........................................................................................27
         14.2     Entire Agreement...................................................................................27
         14.3     No Waiver..........................................................................................27
         14.4     Other and Further Documents........................................................................27
         14.5     Good Faith.........................................................................................28
         14.6     Specific Performance...............................................................................28
         14.7     Governing Law......................................................................................28
         14.8     Dispute Resolution.................................................................................28
         14.9     Severability of Provisions.........................................................................29
         14.10    Assignment, Successors and Assigns ................................................................29
         14.11    Third Parties .....................................................................................30
         14.12    Facsimile Signatures ..............................................................................30
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                                TABLE OF CONTENTS
                                   (CONTINUED)

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                                TABLE OF CONTENTS
                                   (CONTINUED)

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                                TABLE OF CONTENTS
                                   (CONTINUED)

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Exhibits

A        -        Schedule of Advancel Shareholders
B        -        Disclosure Schedule
C        -        Form of Employment Agreement
D        -        Form of Investor Suitability Letter
E        -        Form of Legal Opinion of Counsel to Advancel
F        -        Form of Legal Opinion of Counsel to NCT

                                     -vii-
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                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT, is made and entered into as of August 21, 1998, by and among Advancel Logic Corporation, a California corporation (hereinafter referred to as "Advancel"), each of the shareholders of Advancel that have executed and delivered a copy of this Agreement (collectively, the "Selling Shareholders") and Noise Cancellation Technologies, Inc., a Delaware corporation (hereinafter referred to as "NCT").


                                   WITNESSETH:

         WHEREAS, the Selling Shareholders own the shares of outstanding Common Stock of Advancel set forth on Exhibit A hereto (the "Shares"), and the shares set forth on such Exhibit A collectively represent all of the outstanding shares of all classes of capital stock of Advancel;

         WHEREAS, the Selling Shareholders desire to sell and NCT desires to purchase the Shares for the consideration set forth in Section 3 herein;

         WHEREAS, Advancel, the Selling Shareholders and NCT desire to make certain representations and warranties and other agreements in connection with the transactions contemplated hereby;

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties and covenants herein contained, the parties, intending to be legally bound, mutually agree as follows:

                                    SECTION 1

                                   DEFINITIONS

         1.1 Definitions. As used herein, the following terms have the following meanings:

                  1.1.1 "Closing" means the performance of all acts, fulfillment of all conditions, and execution of all documents and instruments, including, but not limited to, the documents referred to in this Agreement, as may be necessary to effectively transfer the Shares from Advancel to NCT and to consummate all other transactions hereby contemplated and herein agreed to, on the Closing Date.

                  1.1.2 "Closing Date" means September 4, 1998, 9:00 a.m., or at such other time agreed to by the parties.

                  1.1.3 "Closing Place" means the location where the Closing is consummated, which shall be at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California 94304-1050, or at a place to be agreed to by the parties.

                  1.1.4 "Consideration" shall have the meaning set forth in
Section 3 hereof.

                  1.1.5 "EBITDA" means earnings before interest, taxes, depreciation and amortization, determined in accordance with GAAP as consistently and historically applied by NCT in its financial statements as such procedures have been described to Advancel by NCT, and excluding (i) indirect overhead allocations assessed by NCT on Advancel other than allocations mutually agreed upon by NCT and the Representative; (ii) the impact of any of the Earnout Payments made pursuant to this Agreement; or (iii) the effect of profits and losses on sales of fixed assets exceeding $50,000 in any one year.

                  1.1.6 "Representative" shall be the person appointed by the holders of a majority of NCT Common Stock held by the Selling Shareholders, which person shall initially be Anand Sheel.

                  1.1.7 "Non-Employee Shareholders" shall be the persons set forth on Exhibit A hereto under the section entitled "Non-Employee Shareholders."

                  1.1.8 "Employee Shareholders" shall be the persons set forth on Exhibit A hereto under the section entitled "Employee Shareholders."

                  1.1.9 "Option Exercise Shareholders" shall be the persons set forth on Exhibit A hereto under the section entitled "Option Exercise Shareholders."

                  1.1.10 "Earnout Shareholders" shall collectively refer to Employee Shareholders and the Option Exercise Shareholders.

         1.2 Other Terms. All terms defined in the other Sections of this Agreement shall have the meaning ascribed to them in those Sections.

                                    SECTION 2

                               SALE OF THE SHARES

         2.1 Sale of the Shares. At the Closing (as defined in Section 1.1) and subject to and upon the terms and conditions of this Agreement, each of the Selling Shareholders agrees to sell to NCT, and NCT agrees to purchase from each of the Selling Shareholders, that number of shares of Common Stock of Advancel specified opposite the Selling Shareholder's name in Exhibit A for an aggregate purchase price of One Million Dollars ($1,000,000) plus, in the case of the Earnout Shareholders, the Earnout Payments (as herein defined) (collectively, the "Purchase Price"). The Purchase Price payments shall be allocated among the Selling Shareholders as set forth on Exhibit A. NCT's agreements with each of the Selling Shareholders are separate agreements, and the sales of the Shares owned by each of the Selling Shareholders to NCT are separate sales.

         2.2 Delivery.

                  (a) Selling Shareholders. At the Closing, each of the Selling Shareholders will deliver to NCT a certificate or certificates, registered in such Selling Shareholder's name as set forth on Exhibit A, representing the number of Shares to be sold by such Selling Shareholder to NCT.

                  (b) NCT. NCT shall pay to each Selling Shareholder that portion of the Initial Payment therefore indicated in column 3 of Exhibit A in shares of its Common Stock rounded to the nearest whole share. At the Closing, Advancel shall deliver to the Representative a copy of NCT's transfer agent instructions identifying the number of shares of NCT Common Stock issuable to each Selling Shareholder for the Initial Payment.

         2.3 Related Agreements. At the Closing, the Selling Shareholders hereto shall execute the Investor Suitability Letter in the substantially the form attached hereto as Exhibit D and each of Messrs. Mark Snesrud, Lee Scantlin, Srini Krishnaswami and Anand Sheel will execute employment agreements substantially in the form attached hereto as Exhibit C (collectively, the "Related Agreements").

                                    SECTION 3

                                  CONSIDERATION

         3.1 Consideration. For Advancel and the Selling Shareholders' performance of this Agreement, including delivery of the Shares held by the Selling Shareholders to NCT, the Purchase Price to be paid by NCT for the Shares shall be: (i) an initial payment of One Million Dollars ($1,000,000) and (ii) the Earnout Payments (as herein defined) for each of the calendar years 1999, 2000, 2001, and 2002 (each, an "Earnout Year").

         3.2 Payment of Purchase Price. The Purchase Price will be distributed as follows:

                  (a) Initial Payment. An initial payment of One Million Dollars ($1,000,000) in NCT's Common Stock shall be distributed in the following manner:

                           (i) Five percent (5%) of such amount ($50,000), shall
be paid in NCT's Common Stock to Advancel's consultant, Alliance Advisory Partners, L.L.C. ("Alliance");

                           (ii) Ninety-five percent (95%) of such amount
($950,000), shall be paid in NCT's Common Stock to the Selling Shareholders on a pro rata basis based on the total Shares as set forth in Exhibit A attached hereto; provided, however, that such payment is subject to the restrictions set forth in Section 3.2(c), below.

                           (iii) For purposes of this Section 3.2(a), the number
of shares of NCT's Common Stock to be delivered shall be valued at the average of the closing prices of NCT's Common Stock on the Nasdaq National Market System for each of the twenty (20) business days immediately prior to, but not including, the Closing Date (the "Initial Payment Stock Price").

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                  (b) Additional Payments. In addition, twenty one (21) business days following the release of Advancel's audited year-end financials in each Earnout Year (each, the "Financials Release Date"), NCT will make the following additional distribution:

                           (i) An amount equal to five percent (5%) of ninety
percent (90%) of Advancel's EBITDA, payable to Alliance; and

                           (ii) An amount equal to forty-seven and one-half
percent (47.5%) of ninety percent (90%) of Advancel's EBITDA (the "Earnout Payment"), payable to the Earnout Shareholders on a pro rata basis based on the total Shares held by the Earnout Shareholders as set forth in Exhibit A; provided, however, that such payment is subject to the restrictions set forth in
Section 3.2(c), below. In no event shall the Earnout Payment be less than Two Hundred Fifty Thousand Dollars ($250,000) in any given Earnout Year. The Earnout Payment shall be made in either NCT's Common Stock or cash or a combination thereof at the election of each Earnout Shareholder.

                           (iii) For purposes of this Section 3.2(b), the number
of shares of NCT's Common Stock to be delivered in each Earnout Payment shall be valued at the average of the closing prices of NCT's Common Stock for each of the twenty (20) business days following the Financials Release Date (the "Valuation Date") as furnished by the National Association of Securities Dealers, Inc. Automated Quotation System (or equivalent recognized source of quotation); provided, however, that if the Common Stock is not traded in such manner that the quotations referred to in this Section 3.2(b) are available for the period required hereunder, then the value of the Common Stock shall be determined in good faith by the board of directors of NCT, but if challenged by at least a majority of the voting power of the outstanding shares of Advancel held by the Earnout Shareholders immediately prior to Closing with another proposed market price for each share of Common Stock, an independent appraiser selected jointly by and mutually acceptable to both the board of directors of NCT and such Earnout Shareholders shall determine the value of the Common Stock. NCT shall bear the cost of such appraisal only if the difference between its challenged valuation and the one determined by the independent appraiser is greater than that between the market price proposed by the challenging Earnout Shareholders and the one determined by the independent appraiser; otherwise, the challenging Earnout Shareholders shall bear the cost of such appraisal.

                  (c) Restrictions on Initial Payment and Earnout Payments. Participation in the Initial Payment and Earnout Payments by the Employee Shareholders and Option Exercise Shareholders set forth on Exhibit A are subject to the following restrictions:

                           (i) Option Exercise Shareholders shall vest in their
right to receive their pro rata share of the Initial Payment as set forth on Exhibit A provided they remain employed with Advancel or NCT for one year following the Closing Date. Option Exercise Shareholders that are not employed by Advancel or NCT on such date shall not have a right to receive their pro rata share of the Initial Payment and such pro rata share shall be redistributed among the remaining Earnout Shareholders on a pro rata basis. The Secretary of NCT shall serve as escrow holder of the stock

                                      -4-
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certificates representing the Initial Payment paid to the Option Exercise
Shareholders until the first anniversary of the Closing Date.

                           (ii) Earnout Shareholders that are employed by
Advancel or NCT on the respective Earnout Payment date shall have a right to receive their pro rata share of the applicable Earnout Payment. Earnout Shareholders that are employed by Advancel or NCT on the last business day of the first, second or third fiscal quarter of an Earnout Year shall have a right to receive 25%, 50% or 75%, respectively, of their pro rata share of the applicable Earnout Payment for such Earnout Year.

                           (iii) Subject to Subsection (c)(ii), above, Employee
Shareholders and Option Exercise Shareholders that are no longer employed by Advancel or NCT on the respective Earnout Payment date shall not have the right to receive their pro rata share of the respective Earnout Payment and the remaining unpaid portion of their pro rata share shall be redistributed among the remaining Employee Shareholders and Option Exercise Shareholders on a pro rata basis; provided, however, that Earnout Shareholders that are terminated by Advancel or NCT, as the case may be, without cause shall have the right to receive their full pro rata share (measured as of the date of termination) of each of the remaining Earnout Payments; provided further, however, that Employee Shareholders and Option Exercise Shareholders that are terminated by Advancel or NCT, as the case may be, (a) without cause and (b) upon a failure to cure for six months following a written notice of a failure to adequately perform duties, shall have the right to receive one-half (1/2) of their pro rata share (measured as of the date of termination) of each of the remaining Earnout Payments and such remaining unpaid one-half (1/2) of their pro rata share shall be redistributed among the remaining Earnout Shareholders on a pro rata basis. For purposes of this Section 3.2(c) "termination without cause" shall mean any termination except for cause; "cause" shall mean:

                                    A. Employee's engagement in willful and
material misconduct, including willful and material failure to perform his or her duties as an officer or employee of Advancel or NCT, as the case may be, and failure to "cure" such default within thirty (30) days after receipt of written notice of default from Advancel or NCT, as the case may be;

                                    B. Any dishonest, illegal or other conduct
which leads to a felony conviction.

                                    C. Employee's use of narcotics, liquor or
illicit drugs that has a material detrimental effect on the performance of employee's responsibilities, as reasonably determined by the Board of Directors of NCT; and

                                    D. The material breach of fiduciary duty or
material breach of the terms of the Employment Agreement attached hereto as Exhibit C (the "Employment Agreement"), if applicable (including Executive's violation of Sections 5 or 6 of the Employment Agreement) or the Confidentiality Agreement (as defined in the Employment Agreement) that injures or damages Advancel or NCT, as the case may be;

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                           (iv) SUBJECT TO THE APPLICABILITY TO A SELLING
SHAREHOLDER OF THE TERMS OF THE EMPLOYMENT AGREEMENT, EACH SELLING SHAREHOLDER HEREBY UNDERSTANDS AND ACKNOWLEDGES THAT SUCH SELLING SHAREHOLDER'S EMPLOYMENT WITH ADVANCEL OR NCT, AS THE CASE MAY BE, IS FOR AN UNSPECIFIED DURATION AND CONSTITUTES "AT-WILL" EMPLOYMENT. EACH SELLING SHAREHOLDER ALSO ACKNOWLEDGES THAT THIS EMPLOYMENT MAY BE TERMINATED AT ANY TIME, WITH OR WITHOUT NOTICE AND THAT UPON ANY TERMINATION FOR ANY REASON, EXCEPT AS SET FORTH IN THIS AGREEMENT AND THE EMPLOYMENT AGREEMENT, THERE WILL BE NO RIGHT OR ENTITLEMENT TO A CONTINUATION OF SALARY, BENEFITS, STOCK VESTING, OPTION VESTING, THE PRO RATA SHARE OF THE INITIAL PAYMENT OR EARNOUT PAYMENTS. THE TERMS OF THIS PARAGRAPH EXPRESSLY SUPERSEDE ANY CONTRARY AGREEMENTS (INCLUDING ANY EMPLOYMENT AGREEMENTS AND EMPLOYMENT OFFER LETTERS), EXPRESS OR IMPLIED, WRITTEN OR ORAL, EXISTING PRIOR TO THE DATE HEREOF BETWEEN ADVANCEL AND ANY SELLING SHAREHOLDER.

                  (d) Redemption Rights. In the event that NCT is unable to effect a valid registration statement as provided in Section 4 by March 15, 1999, and to maintain such registration statement effective for at least thirty
(30) days, each Selling Shareholder shall have the right, until April 15, 1999, to request NCT to redeem an amount equal to up to one-third of the Initial Payment shares acquired by such Selling Shareholder pursuant to this Agreement (or, if less, the maximum amount NCT may lawfully redeem) by paying in cash or cancellation of indebtedness to NCT therefor a sum per share of NCT Common Stock (as adjusted for any stock split or combination of or dividend payable in stock) equal to the Initial Payment Stock Price; together with all declared or accrued, but unpaid, dividends with respect to such share to the date of the redemption request. In the event of any redemption of only a part of the requested shares to be redeemed, NCT shall effect such redemption pro rata according to the number of shares held by each holder making a request for redemption.

                  (e) For the purpose of calculating the Earnout Payments, separate books and records shall be maintained with respect to the business and operations of Advancel following the Closing Date. Such books and records shall be maintained in accordance with generally accepted accounting principles and consistent with Advancel's past accounting practices.

                           The Selling Shareholders will be entitled to
reasonable rights to audit the Earnout Payments. Upon receipt of the proposed Earnout Payment calculation from NCT (the "Calculation"), the Representative shall have five (5) business days in which to request in writing an inspection of the books and records, and back-up invoices and schedules, to confirm the calculation. If within five (5) business days the Representative does not request such inspection or if within ten (10) business days after inspection of such books and records the Representative does not object to such Calculation, NCT shall deliver instructions to its transfer agent to issue and deliver to the Selling Shareholders the NCT Common Stock representing the Earnout Payment as soon as reasonably practicable. If the Representative inspects such books and records and, within ten

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(10) business days after inspection thereof, the Representative objects in writing to NCT to the Calculation, NCT and the Representative shall work together in good faith to see if they can reach an agreement on the appropriate Earnout Payment. If within fourteen (14) days the parties have not reached an agreement, the parties shall choose a nationally recognized accounting firm mutually agreed upon by NCT and the Representative who shall calculate the amount, or if no such agreement can be reached, then each of NCT and the Representative shall appoint one nationally recognized accounting firm, which accounting firms shall pick a third nationally recognized accounting firm to which such disputes shall be referred. In the event that either NCT or the Representative shall fail to select a nationally recognized firm in accordance with the provisions of this subsection within fifteen (15) days after notice by the other party that such selection should be made, and such other party has selected a nationally recognized accounting firm pursuant to the provisions hereof, such dispute shall be referred to the nationally recognized accounting firm selected by such party. The decision of such nationally recognized accounting firm shall be conclusive and binding on both parties. Each of NCT and the Representative shall pay the costs and expenses of its own accountant and one-half of the costs of the nationally recognized accounting firm selected by both parties or their representatives (the "Independent Accountant"); provided, however, that if a dispute arises that is resolved by the Independent Accountant and the amount of the Earnout Payment as calculated by the Independent Accountant exceeds by more than 25% the Calculation, NCT shall pay the costs and expenses of the Representative's and the Independent Accountant's costs and expenses.

                  (f) During the period subsequent to Closing and until the completion of the fourth Earnout Year, (i) if NCT (A) sells 50% or more of its assets to any acquiror or group of related acquirors not owned or controlled by NCT or more than 50% of NCT's shareholders immediately prior to such sale, (B) sells more than 50% of its common stock to a single acquiror or group of related acquirors or (C) merges into another company and the surviving company is not owned or controlled by more than 50% of NCT's shareholders immediately prior to such merger, NCT will cause such sale or merger to be subject to the assumption by the buyer or surviving company of all of NCT's obligations under this Agreement, and (ii) NCT shall not take any voluntary actions for the purpose of preventing the Selling Shareholders from being able to earn the Earnout Payments or avoiding or seeking to avoid the observance or performance of any of the terms under this Section 3.2. Notwithstanding this paragraph (e), nothing contained herein shall require the officers and directors of NCT to maintain NCT's business in a manner or take actions that would violate their fiduciary duties to NCT and its shareholders.

                  (g) If between the date hereof and the completion of the final Earnout Payment hereunder, NCT commences a voluntary case under the federal bankruptcy laws or a petition is filed against NCT under the federal bankruptcy laws and is not dismissed within ninety (90) days, the Earnout Shareholders shall be entitled to seek recovery of any Earnout Payments due as unsecured creditors of NCT in the related bankruptcy proceedings.

                                    SECTION 4

                               REGISTRATION RIGHTS

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         4.1 Obligation of NCT. The shares of NCT Common Stock issued to the
Selling Shareholders and Alliance pursuant to Sections 3.2(a) and 3.2(b) shall collectively be referred to hereinafter as the "NCT Shares."

                  (a) If at any time NCT decides to register any of its Common Stock, either for its own account or the account of a security holder or holders, on a form that would be suitable for a registration involving the NCT Shares, other than (i) a registration relating solely to employee benefit plans,
(ii) a registration relating solely to a Commission Rule 145 transaction, or
(iii) a registration pursuant to which the Company is contractually prohibited from including for registration additional shares of Common Stock, NCT will (i) promptly give the Selling Shareholders and Alliance written notice thereof (which shall include a list of the jurisdictions in which NCT intends to attempt to qualify such securities under the applicable Blue Sky or other state securities laws) and (ii) will include in such registration (and any related qualification under Blue Sky laws or other compliance), and in any underwriting involved therein, all the NCT Shares specified in a written request delivered to NCT by the Selling Shareholders and Alliance within twenty (20) days after delivery of such written notice to NCT. Notwithstanding the foregoing, NCT's registration obligations shall not pertain to any NCT Shares that can be immediately sold without compliance with the registration requirements of the Securities Act pursuant to Rule 144 during any 90-day period.

                  (b) In the event that NCT is unable to include the NCT Shares of the Initial Payment in any registration of any of its Common Stock either for its own account or the account of a security holder or holders as provided in
Section 4.1(a), above, within 60 days after the Closing Date, NCT shall file a registration statement under The Securities Act of 1933, as amended, covering the NCT Shares of the Initial Payment as soon as practicable, and in no event later than 30 days, after receipt of the request or requests of the holder(s) of a majority of the NCT Shares of the Initial Payment and use its best efforts to effect such registration.

         4.2 Underwriting. If the registration of which NCT gives notice is for a registered public offering involving an underwriting, NCT shall so advise the Selling Shareholders and Alliance as a part of the written notice given pursuant to Section 4.1. In such event the right of the Selling Shareholder and Alliance to registration shall be conditioned upon each Selling Shareholder's agreement (together with NCT and the other holders distributing their securities through such underwriting) to enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by NCT. If the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter may limit the number of NCT Shares to be included in such registration to not less than twenty percent (20%) of the aggregate number of shares to be underwritten. NCT shall so advise the Selling Shareholders and Alliance and other holders distributing their securities through such underwriting and the number of NCT Shares that may be included in the registration and underwriting shall be allocated among all such holders of registrable securities. If the Selling Shareholder or Alliance disapproves of the terms or any such underwriting, it may withdraw therefrom by written notice to NCT and the managing underwriting. Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

         4.3 Termination of Registration Rights. The registration rights granted to the Selling Shareholders and Alliance pursuant to this Section 4 shall terminate upon the two (2) year anniversary of the Financials Release Date of the final Earnout Payment.

         4.4 Expenses of Registration. All registration expenses incurred in connection with any registration, qualification or compliance pursuant to this
Section 4 shall be borne by NCT. All selling expenses relating to securities so registered shall be borne by the holders of such securities pro rata on the basis of the number of shares of securities so registered on their behalf.

                                    SECTION 5

                          ADVANCEL EMPLOYEE AGREEMENTS

         5.1 Employment Agreements. At Closing, Messrs. Mark Snesrud, Lee Scantlin, Srini Krishnaswami and Anand Sheel will execute Employment Agreements substantially in the form attached hereto as Exhibit C.

                                    SECTION 6

                   REPRESENTATIONS AND WARRANTIES OF ADVANCEL

                          AND THE SELLING SHAREHOLDERS

         Except as disclosed or excepted in the Disclosure Schedule attached hereto as Exhibit B, which shall state the specific subsection or subsections of this Section 6 to which each disclosure or exception applies, Advancel and the Selling Shareholders hereby represent and warrant to NCT as follows:

         6.1 Authority, Approval and Enforceability.

                  (a) Corporation. Advancel is a corporation duly organized, validly existing and in good standing under the laws of the State of California and in all other jurisdictions in which a failure to do so would adversely affect Advancel's business. Advancel has all requisite power and authority to own, lease and operate its properties and to carry on its business as conducted before the Closing.

                  (b) Power to Execute Agreement. Advancel and the Selling Shareholders have full power and authority to execute, deliver and perform its obligations under this Agreement and the Related Agreements. All actions of Advancel and the Selling Shareholders necessary for such execution, delivery and performance have been duly taken, including all necessary corporate action on the part of Advancel.

                  (c) Absence of Conflicts. The execution and delivery by Advancel and the Selling Shareholders of this Agreement do not, and the completion of the transactions contemplated by this Agreement will not, result in any conflict with, breach of, or termination or forfeiture under

(or upon the failure to give notice or the lapse of time, or both, result in any conflict with, breach of, or termination or forfeiture under) any terms or provisions of the charter documents, as amended, of Advancel or any statute, rule, regulation, judicial or governmental decree, order, judgment, agreement, lease, loan agreement, debenture, indenture, mortgage or other instrument to which Advancel is a party or to which any of its assets are subject and in the case of each of the foregoing which individually or in the aggregate is material to Advancel.

                  (d) Enforceability. Upon the due execution and delivery by the parties, this Agreement will be a binding obligation of Advancel and the Selling Shareholders enforceable against Advancel and the Selling Shareholders in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally.

         6.2 Company Capital Structure.

                  (a) The authorized capital stock of Advancel consists of 10,000,000 shares of Common Stock, of which 4,976,084 shares are outstanding and 10,000,000 shares of Preferred Stock, of which no shares are outstanding. Advancel's capital stock is held by the persons and in the amounts set forth on Exhibit A hereto. All outstanding shares of Advancel's Common Stock are duly authorized, validly issued, fully paid and non-assessable, were issued in compliance with all applicable federal and state securities laws, and are not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of Advancel or any agreement to which Advancel is a party or by which it is bound.

                  (b) There are no options, warrants, securities, calls, rights, commitments or agreements of any character, written or oral, to which Advancel is a party or by which it is bound obligating Advancel to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Advancel or obligating Advancel to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.

                  (c) Advancel does not have and has never had any subsidiaries or affiliated companies and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

         6.3 Compliance with Applicable Laws. Advancel has duly complied in all material respects with all applicable laws, rules, regulations, ordinances, and all judgments, orders, rulings, and decrees of all federal, state and local governmental authorities (collectively, "Laws"), subject to such exceptions as shall have no material adverse affect on Advancel's assets, business or operation. Advancel has not received notification of any asserted present or past failure to so comply with any Laws. Advancel is not aware of any proposed laws, ordinances or regulations, or any pending or threatened legal or administrative proceedings or investigations, which, if determined adversely to

Advancel, would result in any material adverse change to Advancel's business or to any of the Shares or would materially affect the ability of Advancel to perform its obligations hereunder.

         6.4 Deferred Compensation. The attached Disclosure Schedule lists the names of Advancel's employees, directors and consultants and the amount of money each is entitled to receive from Advancel as a result of deferred compensation, bonuses or expenses of Advancel payable to the employee, director or consultant, other than stock options. Other than the names and amounts listed on the attached Disclosure Schedule, no other compensation is owed by Advancel to the employees, directors or consultants of Advance other than ordinary payroll payable by Advancel at the end of each pay period.

         6.5 Equity Investments. Advancel hereby certifies that it has no direct or indirect equity interest in any other corporation, partnership, joint venture or other entity, except as disclosed on Advancel's Financial Statements.

         6.6 Insurance. Advancel maintains policies of fire, liability, warranty, use, occupancy and other forms of insurance covering the properties and assets of Advancel's business. A complete and accurate list of such insurance policies has been provided to NCT.

         6.7 Litigation. There is no suit, action (equitable, legal, administrative or otherwise), proceeding or investigation of any kind pending or, to the best of Advancel's and the Selling Shareholders' knowledge, threatened against Advancel that would materially affect the value of Advancel's assets, the operation of the business or the transactions contemplated by this Agreement.

         6.8 Taxes. Advancel has timely filed within the time period for filing or any extension granted with respect thereto any and all federal, foreign, state, local and other returns, reports and estimates ("Returns") which Advancel is required to file with respect to any and all takes or other governmental charges, obligations or fees, including but not limited to any income, business, occupation, franchise, sales or use, withholding and secondary or transferee liability for taxes and any related interest or penalties thereon ("Tax" or "Taxes") attributable to or connected with the business. All such Tax Returns are true and correct and have been completed in accordance with applicable law. Advancel has paid all Taxes shown to be due and payable on such Returns and has withheld all amounts it is required to withhold with respect to its employees. There are no pending or, to the best of Advancel's knowledge, threatened audits, examinations, assessments, asserted deficiencies or claims for additional Taxes. There are no liens or similar encumbrances on Advancel's assets, except for liens for current real or personal property taxes not yet due and payable.

         6.9 Licenses and Other Rights. Advancel has all material permits, business licenses and similar authority from governmental authorities necessary for the conduct of the Business as presently conducted. All such permits and licenses are listed on the Disclosure Schedule. Advancel is not in default under any of such permits, licenses or other similar authority other than which would not have a material adverse effect upon Advancel's business or operations.

         6.10 Required Consents and Approvals. Advancel has obtained all governmental and other third party consents or approvals required to consummate the transactions contemplated herein, or, if reasonably satisfactory to NCT, Advancel and the Selling Shareholders have given NCT adequate indemnification against the consequences to NCT or the Selling Shareholders of failing to obtain any consent which may be requested.

         6.11 Title to Advancel's Assets. Except as set forth in the Disclosure Schedule, Advancel's Assets, as herein defined, are free and clear of restrictions on or conditions to transfer or assignment. Advancel's Assets are free and clear of mortgages, liens, encumbrances, claims and restrictions, except for liens for current real or personal property taxes not yet due and payable. Advancel's Assets are not held under any leases, security agreements, conditional sales contracts, or other title retention arrangements. To the best knowledge of Advancel and the Selling Shareholders, no other person, including without limitation shareholder, officer, director, or employee of Advancel, will have a direct or indirect interest in the Assets. Advancel's "Assets" shall mean all equipment, intellectual property and other tangible and intangible assets now used or currently proposed to be used in the business and necessary for the conduct of Advancel's business in the manner and to the extent presently or currently proposed to be conducted and operated.

         6.12 Inventory. To the best of Advancel's knowledge, the Disclosure Schedule sets forth a complete and accurate list of Advancel's inventory as of the Closing Date, and the inventory consists of items of a quality and quantity usable and saleable in the ordinary course of Advancel's business. All items included in inventory are the property of Advancel. No items included in inventory have been pledged as collateral or are held by Advancel on consignment from others.

         6.13 Accounts Receivable. To the best of Advancel's knowledge, Schedule B is a complete and accurate schedule of the accounts receivable of Advancel as of the Closing Date, together with an accurate aging of these accounts. The accounts receivable arose from valid sales in the ordinary course of business. The accounts receivable will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for doubtful accounts on the Financial Statements.

         6.14 Agreements. The Disclosure Schedule sets forth a complete and accurate list of all material agreements of Advancel, written and oral (the "Agreements") including without limitation any:

                  (i) distributor, dealer sales, advertising agency, manufacturer's representative, franchise or similar contract or any other contract relating to the payment of a commission;

                  (ii) contract with or commitment to any labor union;

                  (iii) contract for the future purchase of products, materials, supplies, equipment or services which (A) exceeds Ten Thousand Dollars ($10,000) or (B) is not terminable on sixty (60) days' or less notice without cost or other liability;

                  (iv) contract for the future sale of products;

                  (v) promissory note, loan agreement, guarantee or other agreement or commitment for the borrowing of money;

                  (vi) contract or commitment for capital expenditures individually in excess of Ten Thousand Dollars ($10,000); and

                  (vii) noncompetition or similar agreement which restricts Advancel's business from engaging in any aspect of its business in which it may engage.

Advancel has provided NCT complete and accurate copies of all written Agreements and summaries of all oral Agreements. Advancel has in all material respects performed all the obligations required to be performed by it to date under the Agreements. Advancel is not in, or to its knowledge alleged to be in, material default under any of the Agreements, commitments, instruments or obligations, and there exists no event, condition or occurrence which, after notice or lapse of time, would constitute to its knowledge such a material default by it or any Agreement.

         6.15 Tangible Assets. All material items of tangible property included in Advancel's assets are in good operating condition and repair, subject to normal wear and maintenance, and are usable in the ordinary course of business.

         6.16 Trade Names and Trademarks. To the best of Advancel's and the Selling Shareholders' knowledge, Advancel has not infringed, and is not now infringing, on any trade name, trademark or service mark belonging to any other person, firm or corporation. Advancel is not a party to any license, agreement, or arrangement, whether as licensor, licensee, or otherwise, with respect to any trademarks, service marks, or trade names associated with Advancel's business.

         6.17 Intellectual Property Rights.

                  (a) Advancel owns and has good and marketable title to, or is licensed or otherwise possesses legally enforceable rights to use, all patents, patent applications, disclosures, copyright (whether registered or unregistered), and any applications therefor, software or applications (in both source code and object code), trademarks, trade names, service marks, trade secret, know-how or mask work right (the "Intellectual Property") that are used or currently proposed to be used in the business of Advancel as currently conducted or proposed to be conducted.

                  (b) Except in each case as set forth in the Disclosure
Schedule:

                           (viii) Advancel owns all right, title and interest in
and to all of Advancel's Intellectual Property;

                           (ix) Advancel has the exclusive right to use, sell,
license and dispose of, the exclusive right to bring actions for the infringement of, and otherwise exercise, all of the Intellectual Property;

                           (x) The execution, delivery and performance of this
Agreement, and documentation related to this Agreement delivered by Advancel contemporaneously herewith, and the consummation of the transactions hereby and thereby, will not breach, violate or conflict in any material respect with any instrument or agreement governing any of Advancel's Intellectual Property, or impair the right of Advancel to use, sell, license or dispose of the Intellectual Property, or to bring any action for the infringement of the Intellectual Property;

                           (xi) To the actual knowledge of Advancel and the
Selling Shareholders, no third party is infringing any of Advancel's Intellectual Property;

                           (xii) Advancel has taken all reasonable steps
necessary or appropriate (including, without limitation, entering into appropriate confidentiality, nondisclosure and noncompetition agreements with all officers, directors, subcontractors, employees, licensees and entities that serve Advancel) to safeguard and maintain the secrecy and confidentiality of, and establish Advancel's proprietary rights in, all of the Intellectual Property; and

                           (xiii) All embodiments of those trade secrets which
are related to the business are presently and as of the Closing Date will be located at Advancel's headquarters.

                  (c) Except as set forth in the Disclosure Schedule, Advancel has in all material respects performed, or is now performing, the obligations of Advancel in all material respects pursuant to each and every license or agreement concerning the Intellectual Property. All such licenses and agreements are in full force and effect and are a valid and enforceable obligation against the other party or parties thereto in accordance with their terms (subject to the enforcement of remedies).

         6.18 Absence of Environmental Liabilities.

         To the best of Advancel's and the Selling Shareholders' knowledge, Advancel's business and the use of Advancel's assets are now, and at all times in the past have been, conducted in all material respects in full compliance with all applicable federal, state or local statutes, laws, regulations, rules, ordinances, or codes (collectively, the "Environmental Laws") which prohibit, regulate or otherwise relate to the use, treatment, storage, handling, transport, disposal or discharge of chemicals, chemical solvents, gases, pollutants or "hazardous substances" (as that term is hereinafter defined) or otherwise relate to industrial hygiene or to the protection of the environment. The term "Hazardous Substances" shall mean any substance or material which has been determined by any state, federal or local governmental authority to be capable of posing a risk of injury to health, safety or property.

         To the best of Advancel's and the Selling Shareholders' knowledge, the properties that Advancel has at any time owned, leased or used (the "Properties") are not in violation of any Environmental Laws and no current use of the Properties constitutes a public or private nuisance. Advancel has not used, stored, transported, discharged or disposed of any Hazardous Substances. Advancel and the Selling Shareholders are aware of no evidence that any chemicals, chemical solvents or Hazardous Substances have been emitted by Advancel's business in violation of

Environmental Laws, or have been released or discharged into any source whatsoever. Advancel has received no notification of release of a hazardous substance on any of the Properties. No wastes generated by Advancel in operating Advancel's business have ever been sent directly or indirectly to any site listed or formally proposed for listing on the National Priority List promulgated pursuant to CERCLA or to any site listed on any state list of hazardous substance sites requiring investigation or clean-up. Advancel has not received from any governmental authority or third party any requests for information, notices of claim, demand letters or other notification that they are or may be potentially responsible with respect to any investigation or clean-up of hazardous substances.

         6.19 Employee Benefit Plans. Except as listed in the Disclosure Schedule, Advancel does not sponsor or maintain any employee benefit plan, whether formal or informal, whether or not set forth in writing, and whether covering one person or more than one person. As used here, the term "employee benefit plan" includes all plans, funds, programs, policies, arrangements, practices, customs and understandings providing benefits of economic value to any employee, former employee, or present or former beneficiary, dependent or assignee of any such employee or former employee other than regular salary, wages or commissions paid substantially concurrently with the performance of the services for which paid. "Employee benefit plan" includes all employee welfare benefit plans within the meaning of Section 3(l) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all employee pension benefit plans within the meaning of Section 3(2) of ERISA.

         6.20 Financial Statements. Advancel has provided to NCT copies of its unaudited financial statements for the year ended December 31, 1997 and its unaudited financials for the seven months ended July 31, 1998 (collectively, the "Financial Statements"). All Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied, except as stated therein. The Financial Statements fairly and accurately present the condition of the business and Advancel's assets and the results of operations at the time and for the periods stated.

         6.21 Absence of Undisclosed Liabilities. Advancel does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in Financial Statements in accordance with generally accepted accounting principles), which individually or in the aggregate would have a material adverse effect upon Advancel or its business that has not been specifically described in this Agreement or in the Disclosure Schedule.

         6.22 Absence of Material Changes. There has been no material adverse change in Advancel's business since July 31, 1998. Additionally, since July 31, 1998, Advancel has operated its business in the normal course, making no payments and entering into no commitments to shareholders, creditors, employees, suppliers, distributors, or others which were out of the ordinary or which would have a material, adverse effect on the business or Advancel's assets.

         6.23 Brokers. Advancel and the Selling Shareholders have not dealt with any investment bankers, finders or brokers in connection with this transaction.

         6.24 Disclosure. No representation or warranty by Advancel or the Selling Shareholders contained in this Agreement and no statement contained in any certificate, schedule or exhibit or list furnished to NCT in connection with this Agreement or the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary to make, the statements or information therein not misleading.

                                    SECTION 7

                      REPRESENTATIONS AND WARRANTIES OF NCT

         NCT, subject to an increase in the number of authorized shares of Common Stock of NCT, if necessary with respect to the Earnout Payments, represents and warrants to Advancel and the Selling Shareholders as follows:

         7.1 Approval, Authorization and Enforceability.

                  (a) Corporate Existence. NCT is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is duly qualified as a foreign corporation in all jurisdictions in which the failure to so qualify would have a material adverse effect on NCT and its subsidiaries taken as a whole.

                  (b) Power to Execute Agreement. NCT has full power and authority to execute, deliver and perform its obligations under this Agreement and the Employment Agreements. All actions of NCT necessary for such execution, delivery and performance have been duly taken.

                  (c) Absence of Conflicts. The execution and delivery by NCT of this Agreement and the Employment Agreements does not, and the performance and consummation of the transactions contemplated by this Agreement and the Employment Agreements will not, result in any conflict with, breach or violation of or default, termination or forfeiture under (or upon the failure to give notice or the lapse of time, or both, result in any conflict with, breach or violation of, or default, termination or forfeiture under) any terms or provisions of the Certificate of Incorporation or Bylaws, as amended, of NCT, or any statute, rule, regulation, judicial or governmental decree, order, judgment, agreement, lease, loan agreement, debenture, indenture, mortgage or other instrument binding upon NCT or to which NCT is a party.

                  (d) Enforceability. Upon the due execution and delivery by the parties, each of this Agreement and the Employment Agreements will be a binding obligation of NCT enforceable against NCT in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally.

         7.2 Validity of NCT Shares. The NCT Shares, when issued and delivered in accordance with the terms and for the consideration expressed in this Agreement, shall be duly and validly authorized, issued (including, without limitation, issued in compliance with applicable federal and state securities laws), fully paid and non-assessable, and free from any liens or encumbrances other than those accepted or imposed by the holders thereof, and the applicable state and federal securities laws restrictions on transfer to which such NCT Shares are subject.

                  (e) Reporting Company Status. NCT has registered its Common Stock pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the"Exchange Act"), and the Common Stock is listed and traded on the NASDAQ National Market. NCT has timely filed all material required to be filed pursuant to all reporting obligations under either Section 13(a) or 15(d) of the Exchange Act for a period of at least twelve (12) months immediately preceding the offer or sale of the Common Stock, and has received no notice, either oral or written, with respect to the continued eligibility of the Common Stock for such listing.

                  (f) Authorized Shares. NCT legally has available sufficient authorized and unissued shares to effect the issuance of NCT's Common Stock for the Initial Payment.

         7.3 Litigation. Except as set forth in NCT's public filings with Securities and Exchange Commission, there is no suit, action (equitable, legal, administrative or otherwise), proceeding or investigation of any kind pending or threatened against NCT, and there is no factual basis for any such suit, action, proceeding or investigation of which NCT is aware, which could materially affect the ability of NCT to carry out the transactions contemplated hereunder in accordance with the terms hereof.

         7.4 Required Consents and Approvals. All governmental and other third party consents or approvals required to be obtained by NCT to consummate the transactions contemplated hereby have been obtained.

         7.5 Disclosure. No representation or warranty by NCT contained in this Agreement or the transactions contemplated hereby contains any untrue statement of fact or omits to state a material fact necessary to make, the statements or information therein not misleading.


         7.6 SEC Filings. None of NCT's filings with the Securities and Exchange Commission since January 1, 1998 contained, at the time they were filed, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein in light of the circumstances under which they were made, not misleading. NCT has since January 1, 1998 timely filed all requisite forms, reports and exhibits thereto with the Securities and Exchange Commission.

         7.7 Absence of Certain Changes. Since June 30, 1998, there has been no material adverse change and no material adverse development in the business, properties, operations, financial condition, outstanding securities, or results of operations of NCT, except as disclosed in the documents referred to in
Section 7.6 hereof.

         7.8 Full Disclosure. There is no fact known to NCT that NCT is legally required to disclose and that has not been publicly disclosed and disseminated in writing to Advancel by NCT

(including through the publicly filed documents of NCT) that (i) could reasonably be expected to have a material adverse effect on the condition (financial or otherwise) or in the earnings, business affairs, properties or assets of NCT or (ii) could reasonably be expected to materially and adversely affect the ability of NCT to perform its obligations pursuant to this Agreement.

         7.9 Prior Issues. During the twelve (12) months preceding the date hereof, NCT has not issued any securities pursuant to Regulation S or Regulation D under the Act except as set forth on the Disclosure Schedule.

         7.10 No Default. NCT is not in material default in the performance or observance of any obligation or agreement to which it is a party or by which it or its property maybe bound, and neither the execution, nor the delivery by NCT, nor the performance by NCT of its obligations under this Agreement, materially conflicts with or results in the material breach or violation of any of the terms or provisions of, or constitutes a default or results in the creation or imposition of any lien or charge on any assets or properties of NCT under, any material agreement to which NCT is a party or by which it is bound or the Certificate of Incorporation or Bylaws of NCT.

                                    SECTION 8

                                    COVENANTS

         NCT, subject to an increase in the number of authorized shares of Common Stock of NCT, if necessary with respect to the Earnout Payments, Advancel and the Selling Shareholders covenant as follows:

         8.1 Notice to NCT. Advancel will promptly advise NCT of any event that may reasonably be anticipated to have a material adverse effect on Advancel's business or Advancel's assets or would impair Advancel's ability to perform its obligations under this Agreement.

         8.2 Cooperation by Advancel and Selling Shareholders. Advancel and the Selling Shareholders will take all reasonable actions necessary to obtain (and will cooperate with NCT in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any governmental entity or other person required to be obtained or made by Advancel or the Selling Shareholders or by NCT in connection with the taking of any action contemplated by this Agreement.

         8.3 Confidentiality. Advancel and the Selling Shareholders will hold in confidence and use reasonable efforts to have all its employees, consultants, agents and representatives hold in confidence all confidential information related to Advancel's business or Advancel's assets, and not disclose, or use such information or permit others to do so.

         8.4 Covenants Not to Compete and Not to Solicit.

                  a Non-Competition and Non-Solicitation. For a period ending on the later of (i) three (3) years after the Closing Date, or (ii) one year following the termination of employment with Advancel, each of Mark Snesrud, Lee Scantlin, Srini Krishnaswami and Anand Sheel (collectively, the "Key Shareholders") agree that he will not, either for himself or on behalf of any other person, partnership, firm, association or corporation in any territory in which Advancel is actively engaged in business (i) open or operate a Restricted Business which is in competition with any business of Advancel on the date of his termination from NCT, (ii) act as an employee, agent, advisor or consultant of any then existing competitor of Advancel on the date of each Key Shareholder's termination from NCT, or (iii) take any action to, or do anything reasonably intended to, divert business from Advancel or influence or attempt to influence any existing customer of Advancel to cease doing business with Advancel on the date of his termination. Each Key Shareholder also covenants that he will not recruit, attempt to hire, solicit, or assist others in recruiting or hiring any person who is an employee of Advancel. As used in this
Section 8.4, "Advancel" includes Advancel, its parent and their direct and indirect subsidiaries. As used in this Section 8.4, "Restricted Business" shall mean the development and manufacture of microprocessor cores that execute "Java" instructions.

                  b Geographic Area. The geographical areas in which the restrictions provided for in this Agreement apply include all cities, counties and states of the United States, and all other countries, in which Advancel has engaged in licensing or sales or otherwise conducted business at any time during the period from Advancel's date of incorporation until the Closing Date hereof or during the term of the respective Employment Agreements of each of the Key Shareholders.

                  c Severability. The scope of the geographic, time and subject matter restrictions set forth in this Section 8.4 are intended to conform to applicable law. If, however, a court deter mines that the scope of any such restriction exceeds what is permitted by law, then such restriction shall be limited or otherwise reformed as necessary to comply with and be enforceable under applicable law. If a court determines that any provision of this Section
8.4 is unenforceable and cannot be reformed, then such provision shall be deemed eliminated from this Section 8.4 to the extent necessary to permit the remaining provisions of this Section to be enforced.

         8.5 Cooperation by NCT. NCT will take all reasonable actions necessary to obtain (and will cooperate with Advancel in obtaining) any consent, approval, order or authorization of, or any registration, declaration of filing with, any governmental entity, domestic or foreign, or other person, required to be obtained or made by NCT (or by Advancel) in connection with the taking of any action contemplated by this Agreement.

         8.6 Future Financing.

                  (a) Private Placement. In the event that Advancel undertakes a sale or private placement of its equity securities (a "Financing"), NCT agrees that it will grant each shareholder of Advancel holding at least ten percent (10%) of the outstanding capital stock of Advancel prior to the transaction contemplated herein the opportunity to participate in such Financing on the same terms and conditions as other investors in the Financing; provided, however that a Financing shall not include a sale of equity securities issued in connection with (i) an employee incentive stock or benefit plan; (ii) the acquisition or merger of Advancel into another corporation whereby the shareholders of Advancel shall hold more than 50% of the voting power of the surviving corporation; or (iii) an equipment lease financing. The rights granted under this subsection (a) shall terminate upon the initial public offering of the Common Stock of Advancel.

                  (b) Initial Public Offering. In the event of a firm underwritten public offering of the Common Stock of Advancel (an "IPO") and such IPO occurs at least two (2) years following the Closing Date, NCT and the Selling Shareholders will negotiate in good faith the conversion of the Selling Shareholders' right to receive any future Earnout Payments into shares of Common Stock of Advancel such that each participating Selling Shareholder will receive that number of the shares of Common Stock of Advancel equal to (i) such Selling Shareholder's pro rata share of the Net Present Value (as herein defined) of the projected Earnout Payments of Advancel over (ii) the initial public offering price per share of the Common Stock of Advancel multiplied by .25. For purposes of this Section 8.6(b), the Net Present Value shall be calculated as follows: the sum of the present values of each remaining Earnout Payment, and the present value of any given projected Earnout Payment shall be the projected Earnout Payment for that year divided by the annually compounded sum of one (1) plus the U.S. prime rate plus 3% as reported in the Wall Street Journal on the effective date of the IPO. The projected Earnout Payment shall be determined in good faith by the board of directors of NCT with the assistance of its independent auditors and/or its financial advisors.

         8.7 Right of First Refusal. Upon the Closing Date and until the three
(3) year anniversary of the Closing Date, the Key Shareholders shall have the right of first refusal with respect to (i) any proposed capital reorganization, merger or consolidation of Advancel with or into another corporation where the stockholders of Advancel prior to such reorganization, merger or consolidation hold less than fifty percent (50%) of the outstanding voting securities of the surviving entity after such reorganization, merger or consolidation, or (ii) the proposed sale of all or substantially all of Advancel to any person other than the Key Shareholders (each a "Proposed Acquisition Event"). Upon such Proposed Acquisition Event, NCT shall provide to the Key Shareholders a summary of principal terms of such Proposed Acquisition Event, including the proposed purchase price or consideration (an "Acquisition Notice"). Within sixty (60) days of the Acquisition Notice, the Key Shareholders shall provide NCT with written notice of its interest in acquiring Advancel, and thereafter the parties shall negotiate in good faith for a period of up to thirty (30) days toward a binding agreement with respect to the Key Shareholders' acquisition of Advancel on terms substantially similar to those in the Acquisition Notice. If after such thirty (30) day period the parties do not enter into a definitive acquisition agreement, NCT may proceed with the Proposed Acquisition Event on substantially similar terms to those stated in the Acquisition Notice.

         8.8 Bonus Option Pool. Within one hundred twenty (120) days of the Closing Date, NCT, subject to NCT's Board of Directors approval, and the Representative will negotiate in good faith the terms of the creation of an Employee Bonus Plan (the "Plan") to be created for the benefit of certain employees of Advancel and/or employees of NCT assigned to Advance1's business, subject in each case to the employee's continued employment with Advancel. In each of the Earnout Years, NCT shall contribute to the Plan forty-seven and one-half percent (47.5%) of ninety percent (90%) of

Advancel's EBITDA (the "Bonus Pool Shares") in the form of Common Stock of NCT, which shall be valued as of the Valuation Date. Until the four (4) year anniversary of the Closing Date, the Representative subject to his continued employment with Advancel, shall have the right to propose the allocation of all of the Bonus Pool Shares to the administrator of the Plan who shall submit such proposal to the Board of Directors of NCT for approval.

         8.9 Issuance of NCT Shares. NCT will use commercially reasonable efforts to increase, if necessary, the authorized number of shares of its Common Stock such that NCT will have a sufficient number of shares of Common Stock for issuance of the Earnout Payments.

         8.10 Filings. NCT undertakes and agrees to make all necessary filings in connection with the issuance of the NCT Shares to the Selling Shareholders as required by United States laws and regulations, or by any domestic securities exchange or trading market, and to provide a copy thereof to the Selling Shareholders promptly after such filing.

         8.11 Reporting Status. So long as the Selling Shareholders beneficially own any of the Common Stock, NCT shall file all reports required to be, filed with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and NCT shall use commercially reasonable efforts not to terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would permit such termination.

         8.12 Listing. NCT shall use commercially reasonable efforts to maintain the inclusion for quotation on The Nasdaq National Market of its Common Stock, and without limiting the generality of the foregoing, NCT shall use commercially reasonable efforts to arrange at least two market makers to register with the NASD or any other comparable exchange as such with respect to the Common Stock. NCT shall promptly report to Advancel's Board of Directors information or notices it receives regarding the continued eligibility of its Common Stock for quotation on any automated quotation system or securities exchange.

         8.13 Transfer Agent Instructions. Upon delivery by the Selling Shareholders of the Shares to NCT in accordance with Section 2.2(b) hereof, NCT will irrevocably instruct its transfer agent to promptly issue the Initial Payment NCT Common Stock bearing the restrictive legend specified in Section (f) of Exhibit D to this Agreement in the name of each of the Selling Shareholders as set forth on Exhibit A. Nothing in this Section shall affect in any way the Selling Shareholders' obligations and agreement to comply with all applicable securities laws upon resale of the NCT Common Stock.

         8.14 Promotion of the Business. Following the Closing Date, NCT will use commercially reasonable efforts to (i) promote Advancel's business and operations; (ii) maintain the level and quality of staffing reasonably necessary for Advancel; and (iii) not take any action which could reasonably be expected to interfere unreasonably with the business or operations of Advancel.

         8.15 Assurance of Further Action. From time to time after the Closing Date and without further consideration from NCT, but at NCT's expense, the Selling Shareholders shall execute and deliver, or cause to be executed and delivered, to NCT such further instruments of sale, assignment, transfer and delivery and take such other action as NCT may reasonably request in order to more effectively sell, assign, transfer and deliver and reduce to the possession of NCT any and all of the outstanding shares of Advancel and consummate the transactions contemplated hereby.

         8.16 Board of Directors. From the Closing Date until the final Earnout Payment date, NCT will vote all shares of Advancel registered in NCT's name such that the Board of Directors of Advancel shall consist of five members, and shall include the Representative, one director nominated by the Representative, and the remaining members nominated by NCT.

                                    SECTION 9

                           NCT'S CONDITIONS TO CLOSING

         The obligations of NCT under this Agreement are subject to the satisfaction of the following conditions, unless expressly waived by NCT:

         9.1 Advancel and the Selling Shareholders' Performance. Advancel and the Selling Shareholders shall have performed all obligations required by this Agreement to be performed by it at or before Closing.

         9.2 Advancel and the Selling Shareholders' Representation. The representations, warranties and covenants of Advancel and the Selling Shareholders set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made at that time.

         9.3 Government Approvals. All consents, approvals, orders, authorizations, registrations, declarations and filings with any domestic or foreign governmental entity necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained or filed.

         9.4 Consents.

                  (a) Advancel Shareholders. Selling Shareholders holding at least 90% of the total outstanding shares of Advancel shall have executed this Agreement.

                  (b) Third Parties. NCT shall have been furnished with satisfactory evidence of the consent, approval or notification of other persons whose consent, approval or notification shall be required in order to permit the sale, conveyance and assignment of the Shares.

         9.5 Tax Good Standing Certificates. NCT shall have received a tax good standing certificate from Advancel from the California Franchise Tax Board and such other tax clearance certificates as NCT may reasonably request.

         9.6 Good-Standing Certificate. NCT shall have received a Certificate of Status for Advancel from the California Secretary of State.

         9.7 Employment Agreements. Each of Advancel and Messrs. Mark Snesrud, Lee Scantlin, Srini Krishnaswami, and Anand Sheel shall have executed an Employment Agreement substantially in the form attached hereto as Exhibit C.

         9.8 Investor Suitability Letter. Each Selling Shareholder and Alliance shall have executed the Investor Suitability Letter in the form attached hereto as Exhibit D.

         9.9 Legal Opinion. NCT shall have received a legal opinion from Advancel's counsel, Pillsbury, Madison & Sutro LLP in the form attached as Exhibit E hereto.

         9.10 Form. The form and substance of all certificates, instruments, opinions and other documents delivered to NCT under this Agreement shall be satisfactory in all reasonable respects to NCT and its counsel.

                                   SECTION 10

           ADVANCEL'S AND SELLING SHAREHOLDERS' CONDITIONS TO CLOSING

         The obligations of Advancel and the Selling Shareholders under this Agreement are subject to the satisfaction of the following conditions, unless expressly waived by Advancel and the Selling Shareholders:

         10.1 Consideration. The Consideration set forth in Section 3(a) above shall have been paid to Alliance and the Selling Shareholders.

         10.2 NCT's Representations. The representations, warranties, and covenants of NCT set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made at that time.

         10.3 Employment Agreements. Each of Advancel and Messrs. Snesrud, Scantlin, Krishnaswami and Sheel shall have executed an Employment Agreement substantially in the form attached hereto as Exhibit C.

         10.4 Government Approvals. All consents, approvals, orders, authorizations, registrations, declarations and filings with any domestic or foreign governmental entity necessary for the consummation of the transactions contemplated by this agreement shall have been obtained or filed.

         10.5 Third Party Consent. Advancel shall have been furnished with satisfactory evidence of the consent, approval or notification of other persons whose consent, approval or notification shall be required in order to permit the sale, conveyance and assignment of the Purchase Price.

         10.6 Legal Opinion. Advancel shall have received a legal opinion from NCT's counsel, Wilson Sonsini Goodrich & Rosati, in the form attached as Exhibit F hereto.

         10.7 Form. The form and substance of all certificates, instruments, opinions and other documents delivered to Advancel under this Agreement shall be satisfactory in all reasonable respects to Advancel and its counsel.

                                   SECTION 11

                                INDEMNIFICATIONS

         11.1 Advancel's and the Selling Shareholders' Indemnities. The Selling Shareholders shall jointly and not severally indemnify, defend and hold harmless NCT from and against any and all loss, cost, liability, damage and expense (including reasonable legal and other expenses incident thereto) of every kind, nature or description (collectively, "Loss"), arising out of (a) the breach of any representation or warranty of Advancel or the Selling Shareholders set forth in this Agreement (including the Exhibits and Schedules hereto) or in any certificate delivered to NCT pursuant hereto; or (b) the breach of any of its covenants or other agreements contained in or arising out of this Agreement (including the Exhibits and Schedules hereto) or the transactions contemplated hereby to the extent such Loss exceeds $50,000 in the aggregate and then only to the extent such Loss, in the aggregate, exceeds such amount.

         11.2 NCT's Indemnities. NCT shall indemnify, defend and hold harmless Advancel and the Selling Shareholders from and against any and all losses, cost, liability, damage and expense (including reasonable legal and other expenses incident thereto) of every kind, nature or description, arising out of (a) the breach of any representation or warranty of NCT set forth in this Agreement (including the Exhibits and Schedules hereto); or (b) the breach of any of its covenants or other agreements contained in or arising out of the Agreement (including the Exhibits and Schedules hereto) or the transactions contemplated hereby; provided, however, that NCT shall be entitled to credit or offset against any such liability the amount to be paid under the Earnout Payments. In addition, in no event shall the amount of liability owed to Advancel or the Selling Shareholders exceed the amounts to be paid under any remaining Earnout Payments.

         11.3 Notice of Claim. Each of the parties, upon discovery of the breach of any of the representations, warranties or covenants of any of the others under this Agreement, shall each give to the others prompt written notice of the discovery of such breach. If any action, suit or proceeding shall be commenced against, or any claim or demand be asserted against NCT or Advance and the Selling Shareholders, as the case may be, in respect of which such party proposes to seek indemnification from the other under this Section 11, then such party (hereinafter the "Claimant") shall notify the party from whom indemnification is sought (hereinafter the "Indemnifying Party") to that effect in writing with reasonable promptness and in any event, if such claim arises out of a claim by a person or entity other than the Claimant, then within fifteen
(15) days after written notice of such claim was given to the Claimant. However, failure of the Indemnified Party to so timely notify the

Indemnifying Party shall not affect the Indemnified Party's right to indemnification if the Indemnifying Party was not adversely prejudiced by the late notification.

         11.4 Assumption and Defense of Third-Party Action. If any claim hereunder arises out of a claim against the Claimant by a third party, the Indemnifying Party shall have the right, at its own expense, to participate in or assume control of the defense or Settlement of such claim, and the Claimant shall fully cooperate with the Indemnifying Party subject to reimbursement for actual out-of-pocket expenses incurred as the result of a request by the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense. If a claim requires immediate action, the parties will make every reasonable effort to reach a decision with respect thereto as quickly as possible. If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third-party claim, it shall be bound by the results obtained by the Claimant with respect to such claim.

         11.5 Advancel and Selling Shareholders Representative. For purposes of this Section 11, the "Indemnifying Party" or "Indemnified Party" in the case of Advancel or the Selling Shareholders shall mean the Representative, who shall act as the representative for Advancel and the Selling Shareholders, subject to the paragraph below. If the Representative dies or resigns or otherwise terminates or declines to accept his authority hereunder, his successor shall be any Selling Shareholder and shall be elected by the vote or written consent of a majority in interest of the former Selling Shareholders. The Representative shall keep the former Selling Shareholders reasonably informed of his decisions of a material nature. The Representative (i) is authorized to take any action deemed by him appropriate or necessary to carry out the provisions of, and authorized to act on behalf of, the Selling Shareholders for all purposes related to this Section 11, including without limitation, to accept service of process upon the Selling Shareholders, and (ii) all decisions of the Representative shall be binding upon the Selling Shareholders.

         The Representative shall not be liable to any of the Selling Shareholders for any error of judgment, act done or omitted by him in good faith, or mistake of fact or law unless caused by his own gross negligence or willful misconduct. In taking any action or refraining from taking any action whatsoever the Representative shall be protected in relying upon any notice, paper or other document reasonably believed by him to be genuine, or upon any evidence reasonably deemed by him to be sufficient. The Representative may consult with counsel in connection with his duties and shall be fully protected in any act taken, suffered or permitted by him in good faith in accordance with the advise of counsel. The Representative shall not be responsible for determining or verifying the authority of any person acting or purporting to act on behalf of any party of this Agreement.

         11.6 Limitation. No party shall be entitled to indemnification hereunder with respect to the breach of any representation, warranty or covenant contained herein unless such claim for indemnification is asserted in writing to the party from whom indemnification is sought within one (1) year after the Closing Date.

         11.7 Exclusivity. The right to each party hereto to assert indemnification payments pursuant to this Section 11 shall be the sole and exclusive right and remedy exercisable by such party with respect to any breach by the other party hereto of any representation, warranty or covenant.

                                   SECTION 12

                                FEES AND EXPENSES

         12.1 Expenses. Except as otherwise expressly provided herein, each party will pay its own costs and expenses, including legal and accounting expenses, related to the transactions provided for herein, irrespective of when incurred.

                                   SECTION 13

                                     NOTICES

         All notices, requests, demands, waivers, consents or other communications required or permitted hereunder shall be in writing and be deemed to have been duly given two (2) days after being deposited in the United States Mail via registered, certified or express mail, return receipt requested, or one
(1) day after being deposited with Federal Express or United Parcel Service for overnight delivery, addressed to the party to be notified with postage and fees prepaid as follows:

         If to Advancel:            Advancel Logic Corporation
                                    1735 Technology Drive #200
                                    San Jose, CA 95110
                                    Attn:  Anand Sheel
                                    Phone: 408-367-0611
                                    Fax:    408-453-0685

         With copies to:            Pillsbury, Madison & Sutro, LLP
                                    2550 Hanover Street
                                    Palo Alto, CA 94304
                                    Attn:  L. William Caraccio, Esq.
                                    Phone: 650-233-4531
                                    Fax:    650-233-4545

                                    Alliance Advisory Partners, LLC
                                    770 Menlo Avenue, Suite 101
                                    Menlo Park, CA 94025
                                    Attn:  Michael Francisco
                                    Phone: 650-344-9912
                                    Fax:    650-344-3591

         If to a Selling

         Shareholder:               At the address given on Exhibit A

         If to NCT:                 Noise Cancellation Technologies, Inc.
                                    1025 West Nursery Street
                                    Linthicum, MD 21090
                                    Attn:  Michael Parella
                                    Phone: 410-636-8700
                                    Fax:    410-636-8708

         With a copy to:            Wilson Sonsini Goodrich & Rosati, P.C.
                                    650 Page Mill Road
                                    Palo Alto, California 94304-1050
                                    Attn:  Michael J. Danaher, Esq.
                                    Phone: 650-493-9300
                                    Fax:    650-493-6811

         Any party may change its address for notice purposes by providing a notice in accordance with this Section.

                                   SECTION 14

                                  MISCELLANEOUS

         14.1 Headings. The headings of the Sections of this Agreement are for convenience of reference only, and do not form a part thereof, and do not in any way modify, interpret or construe the meaning of the sections themselves or the intentions of the parties.

         14.2 Entire Agreement. This Agreement and any other agreements entered into contemporaneously herewith set forth the entire agreement of the parties and are intended to supersede all prior negotiations, understandings, and agreements and cannot be altered, amended, changed or modified in any respect or particular unless each such alteration, amendment, change or modification shall have been agreed to by NCT, Advancel and the Selling Shareholders and reduced to writing in its entirety and signed and delivered by each party.

         14.3 No Waiver. No provision, condition or covenant of this Agreement shall be waived by any party hereto except by a written instrument delivered to the other parties and signed by the party(s) consenting to and to be charged with such waiver.

         14.4 Other and Further Documents. The parties hereto agree to execute, acknowledge and deliver, at or after the Closing Date, such other and further instruments and documents as may be reasonably necessary to implement, consummate and effectuate the terms of this Agreement.

         14.5 Good Faith. All parties hereto shall act in good faith in performing and discharging their respective duties and obligations hereunder.

         14.6 Specific Performance. The parties acknowledge that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agree that the obligations of the parties hereunder shall be specifically enforceable.

         14.7 Governing Law. The parties agree that this Agreement will be interpreted, construed, and enforced under and according to the laws of the State of California.

         14.8 Dispute Resolution.

                  (a) NCT, Advancel and the Selling Shareholders hereby voluntarily agree to arbitrate any dispute or claim covered by this Agreement and agree that the arbitrator's award shall be final and binding. The parties hereto further agree that arbitration pursuant to this Agreement shall be the sole and exclusive remedy for resolving any such dispute and/or claim except as otherwise provided below. The parties acknowledge that part of the consideration in entering into this Agreement is their recognition that arbitration provides a more affordable, expeditious and less hostile manner of resolving a dispute or claim than litigation, and that both parties benefit by agreeing to resolve disputes through arbitration. By entering into this Agreement, the parties are giving up their constitutional right to have any such dispute decided in a court of law before a jury, and instead are accepting the use of arbitration.

                  (b) Arbitration Procedure

                           (i) A written demand for arbitration must be served
by one party on the other party (on a duly authorized representative). The time for demanding arbitration of a claim for fraud shall be governed by California law. For all other claims, the demand must be served within one year of the day in which the act or omission complained of occurred; any acts or omissions which occurred more than one year before service of such a demand shall be waived for all purposes; and in the case of continuing actionable conduct, recovery shall be limited to that portion of the dispute or claim occurring within one year of the other party's receipt of the written demand for arbitration.

                           (ii) The arbitration shall be administered by and
conducted in accordance with the National Rules for the Resolution of Employment Disputes supplemented by the Supplemental Procedures for Large Complex Disputes of the American Arbitration Association (AAA), except as otherwise modified by this Agreement. The parties may utilize another arbitration/mediation service in lieu of AAA if they so agree in writing after the timely initiation of arbitration.

                           (iii) A single arbitrator shall be mutually selected
by the parties hereto or, in the absence of mutual agreement as to the selection of an arbitrator, the arbitrator shall be selected in accordance with the rules and procedures of AAA (or an alternative service, if one is selected by the parties). The arbitrator shall be selected from a list of qualified, neutral arbitrators who are familiar with the general type of dispute or claim involved.

                           (iv) The arbitration shall be held at the AAA office
located nearest to the place this Agreement is executed as stated on the last page of this Agreement. The applicable state law shall be that of California, and venue for any legal proceeding shall be Santa Clara County, California.

                           (v) All fees and expenses charged by AAA and/or the
arbitrator shall be paid equally by the two sides, including the cost of an original transcript if one is prepared. Each party shall pay for the fees and expenses of its own attorneys, experts, witnesses, and preparation and presentation of proof and briefing (except to the extent a party prevails on a claim for which attorneys' fees and costs are recoverable by statute).

                           (vi) Prior to the commencement of the arbitration
hearing, the arbitrator shall allow the parties to conduct discovery to the extent the discovery process does not undermine the considerations stated in paragraph (a) above.

                           (vii) The burdens of proof and presenting evidence,
the legal standards to be applied, and the remedy awarded shall be the same as that which a court of competent jurisdiction would apply, except as limited by this Agreement. To the extent punitive damages may be awarded, (1) the amount shall bear a reasonable relationship to any economic damages awarded; (2) the amount shall bear a reasonable relationship to the amount of profit, if any, derived from the underlying conduct; and (3) a party's economic condition shall be admissible only for purposes of demonstrating hardship in paying such damages.

                           (viii) The arbitrator shall issue a written opinion
with the arbitrator's award. The arbitrator's powers shall be limited in that any award rendered by an arbitrator must be supported by law and substantial evidence; the remedy shall not exceed that which a court would otherwise have the power to award for the same claim(s); and, in a contract dispute, the award shall bear a rational relationship to the contract. The parties hereto agree that a violation of the above limitations on the arbitrator's powers shall be deemed to exceed the arbitrator's powers as encompassed by Sections 1286.2(d) and 1286.6(b) of the California Code of Civil Procedure, which code sections require a reviewing court respectively to vacate or correct an award if the award exceeds the arbitrator's powers. The court shall vacate the award if it determines that a correction of the award would not be equitable. If an award is vacated, the provisions of this Agreement shall continue in effect and either party hereto shall have thirty days to re-initiate arbitration or said claims shall be barred.

         14.9 Severability of Provisions. If any provision of this Agreement shall be held invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby.

         14.10 Assignment, Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. This Agreement may not be assigned by the Selling Shareholders whether by operation of law or otherwise without the prior written consent of NCT.

         14.11 Third Parties. This Agreement is not intended, and shall not be construed, to confer upon any person other than the parties any rights or remedies.

         14.12 Facsimile Signatures. Any signature page delivered by fax machine or telecopy machine shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party which requests it.























                      [THIS SPACE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be signed and executed by their proper officers thereunto duly authorized as of the day and year first above written.


NCT                                     Advancel

NOISE CANCELLATION                      ADVANCEL LOGIC CORPORATION
TECHNOLOGIES, INC.


/s/ MICHAEL PARELLA                    /s/ ANAND SHEEL
-----------------------------------    ----------------------------------------
Michael Parella, President             Anand Sheel, President



"Selling Shareholders"


/s/ SRINI KRISHNASWAMI
-----------------------------------
Srini Krishnaswami


/s/ MARK SNESRUD
-----------------------------------
Mark Snesrud


/s/ ANAND SHEEL
-----------------------------------
Anand Sheel


/s/ H. LEE SCANTLIN
-----------------------------------
H. Lee Scantlin


/s/ VIJAY CHOUGULE
-----------------------------------
Vijay Chougule


/s/ CYNTHIA HUGHES
-----------------------------------
Cynthia Hughes


/s/ STEPHEN VOORHEES
-----------------------------------
Stephen Voorhees


/s/ DEREK LENTZ
-----------------------------------
Derek Lentz


/s/ BALAJI A. SAMPATH
-----------------------------------
Balaji A. Sampath

/s/ SANJAY DAVE
-----------------------------------
Sanjay Dave


/s/ HARESH MAKHIJANI
-----------------------------------
Haresh Makhijani


/s/ RAJESH PAREKH
-----------------------------------
Rajesh Parekh


/s/ VISHNU REDDY
-----------------------------------
Vishnu Reddy


/s/ SHIRAJ SHIVJI
-----------------------------------
Shiraj Shivji


/s/ KAREN VAHTRA
-----------------------------------
Karen Vahtra

         IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be signed and executed by their proper officers thereunto duly authorized as of the day and year first above written.


ALLIANCE ADVISORY PARTNERS, LLC



/s/ MICHAEL FRANCISCO
---------------------------------------
Michael Francisco





                    [STOCK PURCHASE AGREEMENT SIGNATURE PAGE]

                                    EXHIBIT A
                     ADVANCEL LOGIC CORPORATION SHAREHOLDERS
                                                                                             PRO-RATA PERCENTAGE

NAME                                                   CLASS           NO. OF SHARES            INITIAL           EARNOUT
                                                                                               PAYMENT(1)        PAYMENT(2)
Non-Employee Shareholders

Derek Lentz                                            Common                 30,000              .603%             N/A
Balaji A. Sampath                                      Common                 10,208              .205              N/A
Prakash Bhalerao                                       Common                120,000             2.412              N/A
Cheuck Cheng                                           Common                 15,000              .301              N/A
Amy Dasso                                              Common                    500              .010              N/A
Sanjay Dave                                            Common                 40,626              .816              N/A
Nina Luu                                               Common                    500              .010              N/A
Haresh Makhijani                                       Common                 15,000              .301              N/A
Robert Maffit                                          Common                 15,000              .301              N/A
Rajesh Parekh                                          Common                100,000             2.010              N/A
Soma Pullela                                           Common                 10,000              .201              N/A
Vaidyanathan Raghunathan                               Common                218,750             4.896              N/A
Vishnu Reddy                                           Common                200,000             4.019              N/A
Shiraz Shivji                                          Common                250,000             5.024              N/A
Patricia Steele                                        Common                    500              .010              N/A
Karen Vahtra                                           Common                 10,000              .201              N/A
                                                                           ---------           -------
        Subtotal                                                           1,036,084            20.821%

Employee Shareholders
Srini Krishnaswami                                     Common                750,000           15.072%           19.04%
Anand Sheel                                            Common              1,650,000            33.159            41.88
Mark Snesrud                                           Common                750,000            15.072            19.04
Lee Scantlin                                           Common                 50,000             1.005             1.27
                                                                           ---------          -------
        Subtotal                                                           3,200,000            64.308            81.22

Option Exercise Shareholders
Vijay Chougule                                        Options                120,000             2.412             3.05
Cynthia Hughes                                        Options                 10,000              .201              .25
Lee Scantlin                                          Options                450,000             9.043            11.42
Stephan Voorhees                                      Options                160,000             3.215             4.06
                                                                           ---------           -------            -----
 Subtotal                                                                    740,000            14.871            18.78
    Total                                                                  4,976,084            100.00%           100.00%
                                                                           =========           =======            ======

         (1) Pursuant to Section 3.2(c) of the Stock Purchase Agreement, Option Exercise Shareholder participation in the Initial Payment is conditional and payable upon a shareholder's continued employment with Advancel or NCT for a period of one year from the Initial Payment date.

         (2) Pursuant to the terms of Section 3.2(c) of the Stock Purchase Agreement, Employee Shareholder participation in the Earnout Payments is conditional upon a shareholder being employed by Advancel or NCT on the respective Earnout Payment date.

                                    EXHIBIT B

                               DISCLOSURE SCHEDULE



         The following are exceptions to the representations and warranties of Advancel Logic Corporation, a California corporation ("Advancel"), and the shareholders of Advancel (the "Selling Shareholders"), contained in the Stock Purchase Agreement dated as of August 21, 1998 (the "Agreement"), by and among Advancel, the Selling Shareholders and Noise Cancellation Technologies, Inc., a Delaware corporation ("NCT") and should be considered an integral part of the Agreement. The section numbers in this Disclosure Schedule correspond to the section numbers in the Agreement; provided, however, that any information disclosed in this Disclosure Schedule or the Agreement shall be deemed disclosed and incorporated into any other sections under the Agreement or this Disclosure Schedule where such disclosure would be appropriate, whether or not repeated under any section number where such disclosure might be deemed appropriate. Any terms defined in the Agreement shall have the same meaning when used in this Disclosure Schedule as when used in the Agreement, unless the context otherwise requires. Notwithstanding any materiality qualifications in any of Advancel's representations or warranties in the Agreement, for administrative ease, certain items have been included herein which are not considered by Advancel to be material to the business, assets, results of operations or affairs of Advancel. The inclusion of any item hereunder shall not be deemed to be an admission by Advancel that such item is material to the business, assets, results of operations, prospects or affairs of Advancel, nor shall it be deemed an admission of an obligation or liability to any third party.

6.1      Authority, Approval and Enforceability.

         Advancel's minute book contains copies of certain actions by written consent of the Board of Directors which are not signed by Director Prakash Bhalerao and/or former Director Shiraz Shivji. The Company will obtain all necessary signatures of Mr. Bhalerao prior to the Closing and all necessary signatures of Mr. Shivji as soon as practicable following the Closing.

6.2      Company Capital Structure.

         Advancel has currently outstanding options to purchase 740,000 shares of its Common Stock pursuant to Advancel's 1997 Stock Plan, issued to the individuals, and in the amounts, set forth on Exhibit A to the Agreement under the heading "Option Exercise Shareholders." As set forth in the Agreement, such options will be exercised effective as of immediately prior to the Closing and the shares issued upon such exercise shall be shares sold to NCT pursuant to this Agreement.

         Advancel issued 1,000,000 shares of its Common Stock to Shiraz Shivji, former president of the Company, on July 25, 1997. Due to the termination of Mr. Shivji's services to Advancel, Advancel subsequently repurchased 750,000 of those shares.

         Advancel issued 150,000 shares of its Common Stock to Sanjay Dave, a former employee of the Company, on July 25, 1997. Due to the termination of Mr. Dave's services to Advancel, Advancel subsequently repurchased 109,375 of those shares.

         Advancel issued to Balaji Sampath, a former employee of Advancel, options to purchase 35,000 shares of Advancel's Common Stock on April 7, 1997, which option Mr. Sampath exercised. Due to the termination of Mr. Sampath's services to Advancel, Advancel has subsequently repurchased 24,792 of those shares.

         Advancel was formed in March 1997 as a spin off from RVS Holding Company, a California Corporation ("RVS"). In connection with the spin-off, RVS was issued 800,000 shares of Advancel's Series A Preferred Stock pursuant to a Series A Preferred Stock Purchase Agreement dated March 27, 1997. In connection with a Stock Repurchase and Final Separation Agreement dated November 7, 1997, the Series A Preferred shares were repurchased by Advancel for $800.00 and RVS and Advancel resolved other open issues relating to the spin-off and actions subsequent thereto.

         In January 1996, Rajesh Parekh loaned $100,000 to the Company's predecessor. In December 1997 the loan was intended to be converted into 100,000 shares of Series A Preferred Stock of Advancel. Such shares were never delivered to Mr. Parekh. In July 1998, the parties agreed to rescind the proposed note conversion in consideration for the Company's reaffirmation of the original loan transaction and the issuance to Mr. Parekh of 100,000 shares of Common Stock of the Company. The loan is evidenced by a short form promissory note dated January 10, 1996.

         Advancel has formally approved by Board of Director action each option grant identified on Exhibit A to the Agreement. Advancel is in the process of obtaining executed copies of its standard form Stock Option Agreement from each optionee and intends to complete the documentation process as soon as possible following the Closing.

         On the date of his resignation as an employee of the Company on August 28, 1998, Adam Goldstein held options to acquire 160,000 shares of common stock of the Company, none of which were vested and all of which options terminated effective as of such resignation. Accordingly, Mr. Goldstein and his terminated option shares were removed from the list of Optionee Shareholders set forth on Exhibit A to the Agreement.

6.3      Compliance with Applicable Laws.

         On August 31, 1998, Advancel filed with the California Commissioner of Corporations certain Notices of Transaction Pursuant to Corporations Code section 25102(f) relating to certain prior stock and stock options issuances.

6.4      Deferred Compensation.

         Schedule B-1 hereto lists the names of Advancel's employees, directors and/or consultants who are entitled to receive from Advancel, as a result of deferred compensation, bonuses or expenses of

Advancel payable to the employee, director or consultant, other than stock options, and the amounts of money to which each employee, director or consultant is thereby entitled as of August 17, 1998.

         Advancel has tentatively agreed with each of the employees below that it will cause NCT, on or before the Closing, to enter into employment agreements with each such employee conferring the job title and annual salary amounts set forth below:

         Srini Krishnaswami  Director, Integrated Circuits    $110,000.00
         Mark Snesrud        Director of Software              $92,000.00
         Lee Scantlin        Chief Architect                  $120,000.00
         Anand Sheel         President and CEO                $149,500.00

6.5      Equity Investments.

         No exceptions.

6.6      Insurance.

         No exceptions.

6.7      Litigation.

         No exceptions.

6.8      Taxes.

         Advancel was late in filing U.S. federal income tax returns for fiscal year 1995 and fiscal year 1996.

6.9      Licenses and Other Rights.

         No exceptions.

6.10     Required Consents and Approvals.

         No exceptions.

6.11     Title to Advancel's Assets.

         Advancel executed a financing statement in favor of Financial Pacific Company ("FPC") covering various of Advancel's office equipment, as security for Advancel's obligations under an equipment lease dated September 27, 1997 between Advancel and FPC.

6.12     Inventory.

         Schedule B-2 hereto sets forth, to the best of Advancel's knowledge, a complete and accurate list of Advancel's inventory as of the Closing Date.

6.13     Accounts Receivable.

         No exceptions.

6.14     Agreements.

         The following is a list of the material agreements of Advancel:

         Office Building Lease, dated July 18, 1996, by and between The Concourse Joint Venture and Advancel;

         Tenant Estoppel Certificate, dated December 12, 1997, by and between The Concourse Joint Venture and Advancel;

         Equipment Lease, dated October 6, 1997, by and between Sun Microsystems, Inc. and Advancel;

         Equipment Lease, dated October 17, 1996, by and between American Leasing and Advancel;

         Lease Agreement, dated November 27, 1996, by and between Financial Pacific Co. and Advancel;

         Equipment Lease Agreement, dated February 13, 1996, by and between American Leasing and Advancel;

         Request to Purchase, dated February 13, 1996, by and between American Leasing and Advancel;

         Equipment Lease Agreement, dated August 30, 1996, by and between Norwest Financial Leasing, Inc. and Advancel;

         Employment Agreement, dated April 2, 1998, by and between Lee Scantlin and Advancel.

         Engineering Services Agreement, dated as of December 15, 1997, by and between Ficus Computer Engineering, Inc. and Advancel.

         Promissory Note, dated January 10, 1996, issued by Advancel to Rajesh Parekh in the original principal amount of $100,000.

         Technical License Agreement, dated July 19, 1996, as amended to date, between Advancel and LG Semicon Company Ltd. regarding Java processors.

         Purchase Order no. 335981 dated February 27, 1998, from Zilog.

         In June 1997, Adisys Corporation orally assumed certain lease payment obligations of Advancel with respect to cubicle equipment transferred by Advancel to Adisys. Pursuant to such assignment and assumption, Adisys is responsible for the payment of approximately $650 per month.

         Advancel is currently in the process of negotiating with ST Microelectronics with respect to a License Agreement for the T2J Core.

         Each current employee of Advancel has entered into an Employment Letter Agreement substantially in the form previously provided to NCT.

6.15     Tangible Assets.

         No exceptions.

6.16     Trade Names and Trademarks.

         No exceptions.

6.17     Intellectual Property Rights.

         No exceptions.

6.18     Absence of Environmental Liabilities.

         No exceptions.

6.19     Employee Benefit Plans.

         Advancel has adopted the 1997 Stock Plan and related forms of stock option and stock purchase agreements. In addition, Advancel maintains health insurance coverage and a SAR/SEP plan administered by MetLife for the benefit of its employees.

6.20     Financial Statements.

         No exceptions.

6.21     Absence of Undisclosed Liabilities.

         In addition to the past due accounts payable reflected on Schedule B-1, Advancel anticipates it will owe Pillsbury Madison & Sutro LLP approximately $45,000 in connection with legal fees and disbursements relating to the NCT transaction. Advancel has agreed to pay all past due and transaction-related fees and expenses to PM&S as soon as practicable following the Closing, subject to its receipt of appropriate invoices and documentation for the currently unbilled amounts.

         The Company timely advised each of its shareholders who purchased shares subject to reverse vesting provisions of their need to file Section 83(b) election forms, and provided copies of forms suitable for filing. The Company believes all such 83(b) elections were timely filed and, accordingly, has not withheld any compensation amounts relating to increases in share value during the relevant vesting periods of such shares. In the event one or more shareholders of the Company failed to timely file their 83(b) election forms, the Company may be subject to liability for failure to withhold compensation amounts relating to any increase in share value during the vesting periods occurring up to the Closing Date and with respect to the accelerated vesting of the Shares on the Closing Date of the Agreement.

         Each Selling Shareholder shall be solely responsible for determining whether to file a Section 83(b) election form with respect to (a) as to each Option Exercise Shareholder, the Initial Payment and the Earnout Payments, and
(b) as to each Employee Shareholder, the Earnout Payments.

6.22     Absence of Material Changes.

         No exceptions.

6.23     Brokers.

         Advancel will pay Alliance Advisory Partners, L.L.C., for its services in connection with the transactions contemplated in the Agreement, five percent (5%) of the Purchase Price thereunder.

6.24     Disclosure.

         No exceptions.

                                    EXHIBIT C

                          FORM OF EMPLOYMENT AGREEMENT


                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (the "Agreement"), dated as of September 4, 1998 (the "Effective Date"), by and between Advancel Logic Corporation, a California corporation (the "Company"), Noise Cancellation Technologies, Inc., a
Delaware corporation ("NCT") and       , the undersigned executive (the
"Executive").


                                    Recitals

         A. WHEREAS, Executive is currently the        of the Company; and

         B. WHEREAS, the Company, NCT and the shareholders of Advancel have entered into a Stock Purchase Agreement dated as of even date herewith (the "Stock Purchase Agreement"), which requires, among other things, that Executive enter into this Agreement in connection with the sale of the outstanding capital stock of the Company to NCT, as described in the Stock Purchase Agreement.

         NOW, THEREFORE, in consideration of the foregoing recitals and the respective undertakings of the Company and Executive set forth below, the Company and Executive agree as follows:

         1.       Employment.

                  a. Duties. The Company agrees to employ, and to the extent the Company is unable or refuses to, NCT agrees to employ, Executive as ___________ and Executive agrees to perform such reasonable responsibilities and duties as may be required of him by the Company; provided, however, that the Company shall have the right, subject to Section 7(b) below, to revise such responsibilities from time to time as the Company reasonably may deem appropriate. The Executive shall carry out his duties and responsibilities hereunder in a diligent and competent manner and shall devote his full business time, attention and energy thereto.

                  b. Term. Executive shall be employed for a term beginning on the Effective Date and ending with the final Earnout Payment date (as that term is defined in the Stock Purchase Agreement of even date herewith) from the Effective Date (the "Fixed-Year Term"). At the end of the Fixed-Year Term, the employment relationship between the Executive and the Company shall become at-will (collectively, the "Employment Term"). This Agreement shall remain in effect during the at-will period except that this Agreement shall be terminable by either party with thirty (30) days notice and Section 3 shall no longer apply. Executive's obligations, covenants and duties under Sections 5, 6 and 17 shall survive the termination of this Agreement.

         2.       Compensation and Benefits.

                  a. Base Compensation. The Company shall pay Executive as
compensation for his services a base salary of $     per month (which is an
annualized salary of $     ). Such salary shall be subject to applicable tax
withholding and shall be paid in accordance with normal Company payroll practices. The annual compensation specified in this Section 2, together with any increases in such compensation that the Company may, in its sole discretion, grant from time to time is referred to in this Agreement as "Base Compensation."

                  b. Executive Benefits. Executive shall be eligible to participate in the Company's employee benefit plans which are available or which become available, in the discretion of the Company, to the same extent as other executive or managerial employees of the Company, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the determination of any committee administering such plan or program.

                  c. Vacation. Executive shall be entitled to accrue three weeks of vacation per year at a rate of 1.25 days per month in accordance with the normal vacation policies of the Company. Executive will have until December 31 of the year following the calendar year in which such vacation accrues to use her vacation balance (the "Expiration Date"). To the extent Executive has not used his or her vacation balance by the Expiration Date, Executive shall lose any and all rights to such vacation. If Executive's employment is terminated for any reason on or prior to December 31 of any calendar year, (i) Executive shall forfeit any and all unused vacation balance earned during the year in which the termination occurred, and (ii) Executive shall be paid for any unused vacation accrued during the calendar year preceding the year of termination.

         3. Involuntary Termination Without Cause. If the Executive's employment is terminated as a result of Involuntary Termination other than for Cause during the Fixed-Year Term, then this Agreement shall terminate immediately. Notwithstanding the foregoing, subject to Executive entering into a Release of Claims, the Company (or, if the Company is unable or refuses, then NCT) shall pay Executive a severance payment equal to Executive's Base Compensation for the remainder of the Fixed-Year term at the time of Executive's severance. Any severance payments to which the Executive is entitled pursuant to this Section 3 shall be paid to the Executive in accordance with the Company's normal payroll policies.

                  Executive shall not be entitled to receive any partial bonus payments for an incomplete bonus plan year; provided, however, the Company may, at its sole discretion, award the Executive a bonus for a partial bonus plan year.

         4. Voluntary Resignation; Death; Disability; Termination for Cause. If the Executive's employment is terminated by reason of Executive's voluntary resignation, death, disability, or if the Executive is terminated for Cause, and Executive shall not be entitled to any additional benefits or compensation hereunder and Executive shall only be eligible for benefits in accordance with the Company's established policies as is then in effect.

         5.       Covenants Not to Compete and Not to Solicit.

                  a. Non-Competition and Non-Solicitation. During the Employment Term and for a period ending on the later of (i) three (3) years after the Closing Date (as that term is defined in the Stock Purchase Agreement), or (ii) one year following the termination of employment with the Company, Executive agrees that each Executive will not, either for himself or on behalf of any other person, partnership, firm, association or corporation in any territory in which Advancel is actively engaged in business (i) open or operate a Restricted Business which is in competition with any business of the Company on the date of Executive's termination, (ii) act as an employee, agent, advisor or consultant of any then existing competitor of the Company on the date of Executive's termination, or (iii) take any action to, or do anything reasonably intended to, divert business from the Company or influence or attempt to influence any existing customer of the Company to cease doing business with the Company on the date of Executive's termination. Executive also covenants that he will not recruit, attempt to hire, solicit, or assist others in recruiting or hiring any person who is an employee of the Company. As used in this Section 5, "Company" includes the Company, its parent and their direct and indirect subsidiaries. As used in this Section 5, "Restricted Business" shall mean the development and manufacture of microprocessor cores that execute "Java" instructions.

                  b. Geographic Area. The geographical areas in which the restrictions provided for in this Agreement apply include all cities, counties and states of the United States, and all other countries, in which the Company has engaged in licensing or sales or otherwise conducted business or at any time during the period from the Company's date of incorporation until the Effective Date hereof or during the term of this Agreement.

                  c. Severability. The scope of the geographic, time and subject matter restrictions set forth in this Section 5 are intended to conform to applicable law. If, however, a court determines that the scope of any such restriction exceeds what is permitted by law, then such restriction shall be limited or otherwise reformed as necessary to comply with and be enforceable under applicable law. If a court determines that any provision of this Section 5 is unenforceable and cannot be reformed, then such provision shall be deemed eliminated from this Section to the extent necessary to permit the remaining provisions of this Section to be enforced.

         6.       Confidential Information.

                  a. Company Information. Executive agrees at all times during the Employment Term and for three (3) years thereafter abide by the terms and conditions of the Proprietary Information and Inventions Agreement (the "Confidentiality Agreement"), which the parties hereto have separately executed and a copy of which is attached hereto as Exhibit A.

         7. Definitions. As used herein, the following terms shall have the following meanings:

                  a. Cause. "Cause" means the Executive's termination only upon:

                           i. Executive's engagement in willful and material
misconduct, including willful and material failure to perform his duties as an officer or employee of the Company and failure to "cure" such default within thirty (30) days after receipt of written notice of default from the Company;

                           ii. Any dishonest, illegal or other conduct which
leads to a felony conviction.

                           iii. Executive's use of narcotics, liquor or illicit
drugs that has a material detrimental effect on the performance of Executive's employment responsibilities, as reasonably determined by the Board of Directors of NCT and;

                           iv. The material breach of fiduciary duty or material
breach of the terms of this Agreement (including Executive's violation of Sections 5 or 6 of this Agreement) or the Confidentiality Agreement that injures or damages the Company;

                  b. Involuntary Termination. "Involuntary Termination" shall mean:

                           i. Termination by the Company of Executive's
employment with the Company for any reason other than for Cause;

                           ii. Termination by the Executive of Executive's
employment with Company as a result of

                                    (a) A material reduction in Executive's
duties and responsibilities with the Company;

                                    (b) A fifteen percent (15%) or greater
reduction in Executive's Base Compensation (not including bonus), other than any such reduction which is part of, and generally consistent with, a general reduction of officer salaries;

                                    (c) A material reduction by the Company in
the kind or level of employee benefits (other than salary and bonus) to which Executive is entitled immediately prior to such reduction with the result that Executive's overall benefits package (other than salary and bonus) is substantially reduced (other than any such reduction applicable to officers of the Company generally);

                                    (d) Any material breach by the Company of
this Agreement that continues uncured for 30 days following notice thereof; provided that none of the foregoing shall constitute Involuntary Termination to the extent Executive has agreed in writing thereto; provided further that Executive has objected in writing to the change, and the Company has not cured such change within thirty (30) days.

                  c. Release of Claims. "Release of Claims" shall mean the Release and waiver of claims by Executive, in substantially the form attached hereto as Exhibit B, of all employment related obligations of and claims and causes of action against the Company.

         8. Prior Agreements. Executive represents that Executive has not entered into any agreements, understandings, or arrangements with any person or entity which would be materially breached by Executive as a result of, or that would in any way preclude or prohibit Executive from entering into this Agreement with the Company or performing any of the duties and responsibilities provided for in this Agreement.

         9. Conflicting Employment. Executive agrees that, during the Employment Term, Executive will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the Employment Term, nor will Executive engage in any other activities that conflict with Executive's employment obligations to the Company without the Company's prior written consent.

         10. Returning Company Documents. Executive agrees that, at the time of leaving the employ of the Company, Executive will promptly deliver to the Company (and will not keep in Executive's possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by Executive pursuant to Executive's employment with the Company or otherwise belonging to the Company, its successors or assigns.

         11. Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing to both parties and shall be deemed given on the date of delivery, if delivered, or three days after mailing, if mailed first-class mail, postage prepaid, to the following addresses:

                  If to the Executive, at the address set forth below the Executive's signature at the end hereof.

                  If to the Company:

                  Advancel Logic Corporation
                  1735 Technology Drive, #200
                  San Jose, CA  95110
                  Attn:  President
                  Phone:  408-367-0611
                  Fax:  408-453-0685

or to such other address as any party hereto may designate by notice given as herein provided.

         12. Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of California without reference to rules relating to conflict of law.

         13. Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

         14. Successors.

                  a. Company's Successors. Any successor to the Company or NCT (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's or NCT's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

                  b. Executive's Successors. The terms of this Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive's personal or legal representatives, executors, administrators, successor, heirs, distributees, devisees or legatees.

         15. Effectiveness of Agreement. This Agreement shall remain in effect from the Effective Date throughout the Employment Term unless the transactions contemplated by the Stock Purchase Agreement are not consummated and the Stock Purchase Agreement is terminated. In the event of such a termination, the Executive's obligations hereunder shall terminate effective as of the effective date of the termination of the Stock Purchase Agreement.

         16. Arbitration of Disputes. The Mutual Agreement to Arbitrate (the "Arbitration Agreement"), which the parties hereto have separately executed and a copy of which is attached hereto as Exhibit D, shall apply to any dispute or claim arising out of or related to this Agreement or Executive's employment with the Company as defined and except as limited by said Arbitration Agreement. As provided by the Arbitration Agreement, all such disputes or claims must be initiated within one year of the day in which the act or omission complained of occurred, except as otherwise provided by said Arbitration Agreement.

         17. Integration; Amendment.

                  a. Integration. This Agreement and the agreements referenced herein represent the entire agreement and understanding between Executive and the Company as to the subject matter hereof and supersedes all prior or contemporaneous agreements whether written of oral. This Agreement supersedes all prior agreements relating to the subject matter contained herein and the employment of Executive by the Company, which agreements shall terminate as of the date of this Agreement.

                  b. Amendments. This Agreement shall not be changed or modified in whole or in part except by an instrument in writing signed by each party hereto.

         18. Counterparts. This Employment Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

         19. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.







                     [THIS SPACE INTENTIONALLY LEFT BLANK.]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.



"ADVANCEL"                                  ADVANCEL LOGIC CORPORATION


                                           By:


                                           Title:


"NCT"                                      NOISE CANCELLATION TECHNOLOGIES, INC.


                                           By:


                                           Title:


"EXECUTIVE"
                                                          Signature

                                                         Printed Name
                                            Address:




                    [SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

                                    EXHIBIT A

                PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT


         This Agreement is entered into on September 4, 1998, by and between ___________________ (hereinafter "Executive") and Advancel Logic Corporation, a California corporation (hereinafter "Employer") at San Jose, California. The parties agree for good and valuable consideration as follows:

         1. General. Executive has been offered employment by Employer, which employment will be evidenced by a separate, written Employment Agreement which incorporates into it the terms of the this Agreement by reference. Executive acknowledges that, as an employee of Employer, Executive will be expected to engage in creative activities and the development of products and ideas of value to Employer, and that Executive will be given access to Employer's proprietary information.

         2. Confidential Information of Others. Executive represents that Executive does not have in Executive's possession any confidential or proprietary documents belonging to others, and represents and agrees that Executive will not use, disclose to Employer, or cause Employer to use, such documents or other confidential or proprietary information belonging to others without the express, written consent of such third-parties. Executive represents that employment with Employer will not require Executive to violate any obligation to or confidence with another.

         3. Definition of Proprietary Information. The term "Proprietary Information" as used in this Agreement means any and all information of a confidential, proprietary, or secret nature which is or may be applicable to or related in any way to (i) the business, present or future, of Employer, (ii) the research and development or investigations of Employer, or (iii) the business of any customer or supplier of Employer. Proprietary information includes, for example and without limitation, trade secrets (as defined by Section 3426.1 of the California Civil Code), processes, formulas, data, patterns, devices, computer software programs (including their source codes), compilations of information, records, specifications, inventions, technical and financial know-how, improvements, techniques, marketing plans and strategies, customer preferences, and other information concerning employees, customers, or vendors. Executive acknowledges that all of the above designated proprietary information are trade secrets that are wholly owned and/or controlled by Employer.

         4. Confidential Proprietary Information. Executive acknowledges that the Proprietary Information is a special, valuable and unique asset of Employer, and Executive agrees at all times during the period of employment and thereafter to keep in confidence all Proprietary Information. Executive agrees that during the period of employment and thereafter Executive will not directly or indirectly use the Proprietary Information other than in the course of performing duties as an employee of Employer, nor will Executive directly or indirectly disclose any Proprietary Information to any person or entity, except in the course of performing duties as an employee of Employer and with the consent of Employer. Executive will abide by Employer's policies and regulations, as established from time to time, for the protection of its Proprietary Information.

         5. Disclosure to Employer. Executive agrees promptly to disclose to Employer any and all inventions, discoveries, improvements, trade secrets, formulas, techniques, processes, and know-how, whether or not patentable and whether or not reduced to practice, and all works of authorship, whether or not copyrightable, conceived, developed, or learned by Executive during the period of employment by Employer, either alone or jointly with others, which relate to or result from the actual or anticipated business, work, research or investigations of Employer, or which result, to any extent, from use of Employer's property or facilities, or of the Proprietary Information (the foregoing hereinafter collectively referred to as the "Inventions").

         6. Inventions as Sole Property of Employer. Executive acknowledges and agrees that all the works of authorship and Inventions shall be the sole property of Employer or any other entity designated by it, and Executive hereby assigns to Employer all right and interest in and to all such works of authorship and Inventions. Such assignment does not apply to any Invention which qualifies fully under the provisions of Section 2870 of the California Labor Code; provided, however, Executive shall maintain contemporaneous written records of the process of creating such an Invention; and provided further that such Invention (including the records relating thereto) remains subject to the disclosure obligation of the preceding paragraph. Employer or any other entity designated by it shall be the sole owner of all domestic and foreign rights pertaining to the Inventions. In case any Invention is described in a patent application or disclosed to third parties by Executive within three years after leaving the employ of Employer, it is to be presumed that the invention was conceived during the period of Executive's employment by Employer and the invention will belong to Employer unless proved to have been conceived following termination of such employment.

         7. Prior Inventions. Any and all prior inventions made by Executive prior to employment with Employer shall not be affected by this Agreement. A complete list of such inventions, discoveries and improvements made by Executive prior to Executive's employment with Employer, to the extent such exist, are attached hereto as Exhibit A-1. If Executive has no such inventions, discoveries or improvements to attach as an exhibit hereto, Executive shall enter "none" on the face of Exhibit A-1.

         8. Other Employment. Executive agrees that during the period of employment by Employer, Executive will not, without Employer's prior written consent, directly or indirectly, whether as an employee, employer, agent, consultant, principal, partner, shareholder or any other capacity, engage or participate in any employment, consulting, or other activity that is in competition with or relates to any line of business in which Employer is now or at such time is engaged, or which would otherwise conflict with employment obligations to Employer.

         9. Not Employment Contract. This Agreement is not an employment contract and shall not alter the employment relationship between Executive and Employer unless expressly incorporated into a separately executed Employment Agreement.

         10. Return of Materials at Termination. In the event of the termination of Executive's employment, regardless of the reason, Executive will promptly deliver to Employer all documents, data, records, disks, software, materials, equipment and other information pertaining to or provided by Employer, and Executive shall not take with Executive or otherwise retain any such documents or data or other information, or any reproduction or excerpt of any such documents or data or other information without the express, written consent by a duly authorized representative of Employer.

         12.      Miscellaneous Provisions.

                  a. Violations of and disputes arising out of this Agreement shall be subject to the applicable provisions of the parties' separately executed Employment Agreement and the separately executed Mutual Agreement to Arbitrate.

                  b. To the extent any phrase, clause, sentence, paragraph or other provision of this Agreement is, for whatever reason, deemed void, unlawful or otherwise unenforceable, then such shall be severed herefrom and the balance of this Agreement construed as if such were not a part hereof.

                  c. This Agreement is the complete agreement between Executive and Employer with respect to the subject matter hereof except to the extent the parties agree to additional provisions in a separately executed Employment Agreement, and takes the place of all prior oral and/or written agreements except as to a separately executed Employment Agreement and a Mutual Agreement to Arbitrate. Any future changes to this Agreement must be in writing and signed by both the undersigned parties. There are no implied promises, obligations, covenants or guarantees in connection with this Agreement. Executive has been given a copy of this Agreement. Executive and Employer have read this Agreement, understand it and agree to its terms as stated above.

EXECUTIVE                                         EMPLOYER





Address:                                          Address:
                                                  Advancel Logic Corporation
                                                  1735 Technology Drive, #200
                                                  San Jose, CA  95110




Social Security Number





             [SIGNATURE PAGE TO PROPRIETARY INFORMATION, INVENTIONS
                         AND NON-SOLICITATION AGREEMENT]

                                   EXHIBIT A-1

         The following is a complete list of all inventions, discoveries and improvements I have made prior to my employment with Advancel Logic Corporation:

                  Date                    Identification and Description



If additional sheets necessary, enter number of pages:

Date:                                     Signature





Receipt of this Exhibit A-1 is acknowledged by Employer.


Date:

OWN TIME-EXEMPTION FROM AGREEMENT

         (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

                  (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer, or

                  (2) Result from any work performed by the employee for the employer.

         (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

(1979 ch. 1001,  1986 ch. 346, 1991 ch. 647)




             [SIGNATURE PAGE TO PROPRIETARY INFORMATION, INVENTIONS
                         AND NON-SOLICITATION AGREEMENT]

                                    EXHIBIT B

                          RELEASE AND WAIVER OF CLAIMS


         This Release and Waiver of Claims (the "Release") is made by and between Advancel Logic Corporation (the "Company"), and (the "Executive").

         WHEREAS, Executive was employed by the Company;

         WHEREAS, the Company and Executive have mutually agreed to terminate the employment relationship and to release each other from any claims arising from or related to the employment relationship;

         NOW THEREFORE, in consideration of the mutual promises made herein, the Company and Executive (collectively referred to as "the Parties") hereby agree as follows:

         1. Termination. Executive's employment with the Company shall terminate as of ______________, 199__ (the "Termination Date").

         2. Consideration. The Company agrees to pay Executive at the rate of ________________________________ Dollars ($______________) per month for the
[_____] month period from the Termination Date in accordance with the Company's payroll practices. During the payment period, Executive will receive benefits as provided in Section 3 of the Employment Agreement (the "Employment Agreement").

         3. Confidential Information. Executive shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the confidentiality provisions of the Proprietary Information, Inventions and Non-Solicitation Agreement between Executive and the Company. Executive shall return all the Company property and confidential and proprietary information in her possession to the Company within five business days from the effective date of this Release.

         4. Payment of Salary. Executive acknowledges and represents that the Company has paid all salary, wages, accrued vacation, commissions and any and all other benefits due to Executive, prior to the Termination Date except for monthly payments, if any, set forth in the Employment Agreement.

         5. Release of Claims. Except as set forth below, Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company. Executive and the Company, on behalf of themselves, and their respective heirs, executors, officers, directors, Executives, investors, shareholders, administrators, predecessor and successor corporations, and assigns, hereby fully and forever release each other and their respective heirs, executors, officers, directors, Executives, investors, shareholders, administrators, predecessor and successor corporations, and assigns, of and from any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred up until and including the effective date of this Release including, without limitation,

                  (a) any and all claims relating to or arising from Executive's employment relationship with the Company and the termination of that relationship;

                  (b) any and all claims relating to, or arising from, Executive's right to purchase, or actual purchase of shares of stock of the Company;

                  (c) any and all claims for wrongful discharge of employment; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; and defamation;

                  (d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, and the California Fair Employment and Housing Act;

                  (e) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

                  (f) any and all claims for attorneys' fees and costs.

The Company and Executive agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to (i) any obligations incurred under this Release (ii) rights to the Earnout Payment (as that term is defined in the Stock Purchase Agreement between NCT, Inc., and the stockholders of the Company, dated August 21, 1998 (the "Purchase Agreement"); (iii) indemnification rights provided for in Section 11 of the Purchase Agreement; and (iv) indemnification rights that Advancel is authorized by its Articles of Incorporation or Bylaws to provide corporate agents (as that term is used in Section 317 of the California Corporations Code).

         6. Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 ("ADEA") and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the effective date of this Release. Executive acknowledges that the consideration given for this Release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that she has been advised by this writing that (a) she should consult with an attorney prior to executing this Release; (b) she has at least twenty-one (21) days within which to consider this Release; (c) she has at least seven (7) days following the execution of this Release by the Parties to revoke the Release; and (d) this Release shall not be effective until the revocation period has expired.

         7. Confidentiality. The Parties hereto each agree to use their best efforts to maintain in confidence the existence of this Release, the contents and terms of this Release, and the consideration for this Release (hereinafter collectively referred to as "Settlement Information"). Each Party hereto agrees to take every reasonable precaution to prevent disclosure of any Settlement Information to third parties, and each agrees that there will be no publicity, directly or indirectly, concerning any Settlement Information. The Parties hereto agree to take every precaution to disclose Settlement Information only to those executives, officers, directors, attorneys, accountants, governmental entities, and family members who have a reasonable need to know of such Settlement Information.

         8. Disparagement. Each Party agrees to refrain from any disparagement, defamation, slander of the other, or tortious interference with the contracts and relationships of the other.

         9. Tax Consequences. Executive is aware that all salary payments made under this Release constitute wages for tax purposes and are subject to withholding.

         10. No Admission of Liability. The Parties understand and acknowledge that this Release constitutes a compromise and settlement of disputed claims. No action taken by the Parties hereto, or either of them, either previously or in connection with this Release shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by either Party of any fault or liability whatsoever to the other Party or to any third party.

         11. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Release. Executive represents and warrants that she has the capacity to act on her own behalf and on behalf of all who might claim through her to bind them to the terms and conditions of this Release. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

         12. No Representations. Each Party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Release. Neither Party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Release.

         13. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Release shall continue in full force and effect without said provision.

         14. Entire Agreement. This Release represents the entire agreement and understanding between the Company and Executive concerning Executive's separation from the Company, and supersedes and replaces any and all prior agreements and understandings concerning Executive's relationship with the Company and her compensation by the Company.

         15. No Oral Modification. This Release may only be amended in writing signed by Executive and the Company.

         16. Governing Law. This Release shall be governed by the laws of the State of California.

         17. Effective Date. This Release is effective seven days after it has been signed by both Parties.

         18. Arbitration of Disputes. The Mutual Agreement to Arbitrate, which the Parties hereto have separately executed at the initiation of this employment relationship and a copy of which is attached hereto, shall apply to any dispute or claim arising out of or related to this Release or Executive's employment with the Company as defined and except as limited by said Mutual Agreement to Arbitrate. As provided by the Mutual Agreement to Arbitrate, all such disputes or claims must be initiated within one year of the day in which the act or omission complained of occurred, except as otherwise provided by said Mutual Agreement to Arbitrate.

         19. Counterparts. This Release may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

         20. Voluntary Execution of Release. This Release is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

                  (a) They have read this Release;

                  (b) They have been represented in the preparation, negotiation, and execution of this Release by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

                  (c) They understand the terms and consequences of this Release and of the releases it contains;

                  (d) They are fully aware of the legal and binding effect of this Release.

         IN WITNESS WHEREOF, the Parties have executed this Release on the respective dates set forth below.

                                         Advancel Logic Corporation


Dated:  _____________, 199__
                                         By


                                         Title


                                                       , an individual


Dated:  _____________, 199__
                                         (Signature)


                                         (Print Name)



                [SIGNATURE PAGE TO RELEASE AND WAIVER OF CLAIMS]

                                    EXHIBIT C

                          MUTUAL AGREEMENT TO ARBITRATE


         This Mutual Agreement to Arbitrate (the "Arbitration Agreement") disputes and claims is entered into between ____________________ (hereinafter "Executive") and Advancel Logic Corporation, a California corporation (hereinafter "Employer") as follows (collectively referred to as "the Parties"):

         1.       BINDING ARBITRATION OF DISPUTES AND CLAIMS.

         Executive and Employer hereby voluntarily agree to arbitrate any dispute or claim covered by this Arbitration Agreement and agree that the arbitrator's award shall be final and binding. The Parties hereto further agree that arbitration pursuant to this Arbitration Agreement shall be the sole and exclusive remedy for resolving any such dispute and/or claim except as otherwise provided below. The Parties acknowledge that part of the consideration in entering into this Arbitration Agreement is their recognition that arbitration provides a more affordable, expeditious and less hostile manner of resolving a dispute or claim than litigation, and that both Parties benefit by agreeing to resolve disputes through arbitration. By entering into this Arbitration Agreement, both Parties are giving up their constitutional right to have any such dispute decided in a court of law before a jury, and instead are accepting the use of arbitration.

         2.       DISPUTES AND CLAIMS COVERED BY THIS ARBITRATION AGREEMENT.

                  (a) Dispute and claims covered by this Arbitration Agreement include all claims by Employer against Executive, all claims by Executive against Employer (as defined below) as well as any third party claims derived or arising from the employment relationship of Executive and Employer, including, without limitation, claims by either Party hereto against the other arising under:

                           (i) Any federal, state or local law, regulation or
statute prohibiting employment discrimination (such as, without limitation, race, color, ancestry, national origin, religion, age, sex, sexual orientation, physical or mental disability, marital status, or veteran status) or prohibiting harassment, including sexual harassment.

                           (ii) Any alleged or actual agreement or promise
(whether oral, written or implied) between Executive and Employer.

                           (iii) Any Employer policy or compensation or benefit
plan.

                           (iv) Any public policy recognized by any court that
would otherwise have jurisdiction over the claim.

                           (v) Any law for personal, emotional, physical or
economic injury, including tort claims, unless the claim is covered by the California Workers' Compensation Act.

                  (b) The only disputes between Executive and Employer which are not encompassed by this Arbitration Agreement are:

                           (i) Any claim by Executive for workers' compensation
benefits.

                           (ii) Any claim by Executive for benefits under an
Employer plan which plan provides its own arbitration procedure.

                           (iii)   Any  claim  by  Employer  for  damages
and/or injunctive relief for Executive's violation of Employer's trade secrets or confidence as provided by contract, common law or statute or Executive's violation of the Proprietary Information, Inventions and Non-Solicitation Agreement executed by the Parties.

                           (iv) Any claim to enforce an arbitration award under
this Arbitration Agreement, including injunctive relief.

         3.       ARBITRATION PROCEDURE

                  (a) A written demand for arbitration must be served by one Party on the other Party (on a duly authorized representative in the case of the Employer). The time for demanding arbitration of a claim for fraud shall be governed by California law. For all other claims, the demand must be served within one year of the day in which the act or omission complained of occurred; any acts or omissions which occurred more than one year before service of such a demand shall be waived for all purposes; and in the case of continuing actionable conduct, recovery shall be limited to that portion of the dispute or claim occurring within one year of the other Party's receipt of the written demand for arbitration.

                  (b) The arbitration shall be administered by and conducted in accordance with the National Rules for the Resolution of Employment Disputes supplemented by the Supplemental Procedures for Large Complex Disputes of the American Arbitration Association (AAA), except as otherwise modified by this Arbitration Agreement. The Parties may utilize another arbitration/mediation service in lieu of AAA if they so agree in writing after the timely initiation of arbitration.

                  (c) A single arbitrator shall be mutually selected by the Parties hereto or, in the absence of mutual agreement as to the selection of an arbitrator, the arbitrator shall be selected in accordance with the rules and procedures of AAA (or an alternative service, if one is selected by the Parties). The arbitrator shall be selected from a list of qualified, neutral arbitrators who are familiar with the general type of dispute or claim involved.

                  (d) The arbitration shall be held at the AAA office located nearest to the place this Arbitration Agreement is executed as stated on the last page of this Arbitration Agreement. The applicable state law shall be that of California, and venue for any legal proceeding shall be San Jose, California.

                  (e) All fees and expenses charged by AAA and/or the arbitrator shall be paid equally by the two sides, including the cost of an original transcript if one is prepared. Each Party shall pay for the fees and expenses of its own attorneys, experts, witnesses, and preparation and presentation of proof and briefing (except to the extent a Party prevails on a claim for which attorneys' fees and costs are recoverable by statute).

                  (f) Prior to the commencement of the arbitration hearing, the arbitrator shall allow the Parties to conduct discovery to the extent the discovery process does not undermine the considerations stated in paragraph I above.

                  (g) The burdens of proof and presenting evidence, the legal standards to be applied, and the remedy awarded shall be the same as that which a court of competent jurisdiction would apply, except as limited by this Arbitration Agreement. To the extent punitive damages may be awarded, (i) the amount shall bear a reasonable relationship to any economic damages awarded;
(ii) the amount shall bear a reasonable relationship to the amount of profit, if any, derived from the underlying conduct; and (iii) a Party's economic condition shall be admissible only for purposes of demonstrating hardship in paying such damages.

                  (h) The arbitrator shall issue a written opinion with the arbitrator's award. The arbitrator's powers shall be limited in that any award rendered by an arbitrator must be supported by law and substantial evidence; the remedy shall not exceed that which a court would otherwise have the power to award for the same claim(s); and, in a contract dispute, the award shall bear a rational relationship to the contract. The Parties hereto agree that a violation of the above limitations on the arbitrator's powers shall be deemed to exceed the arbitrator's powers as encompassed by Sections 1286.2(d) and 1286.6(b) of the California Code of Civil Procedure, which code sections require a reviewing court respectively to vacate or correct an award if the award exceeds the arbitrator's powers. The court shall vacate the award if it determines that a correction of the award would not be equitable. If an award is vacated, the provisions of this Arbitration Agreement shall continue in effect and either Party hereto shall have thirty days to re-initiate arbitration or said claims shall be barred.

         4.       MISCELLANEOUS PROVISIONS.

                  (a) The term "Employer" is defined as the entity identified at the outset of this Arbitration Agreement as well as any parent, affiliate or subsidiary, officer, director, agent, shareholder, partner, benefit plan, benefit plan sponsor, fiduciary, administrator, successor or assignee thereof.

                  (b) If either Party hereto pursues a dispute or claim against the other by any action, method or legal proceeding where pursuit of the same is inconsistent with or the claim is otherwise encompassed by this Arbitration Agreement, the responding Party shall be entitled to dismissal or injunctive relief regarding such action along with recovery of the respondent's costs, loss and attorneys' fees related to such other action or proceeding.

                  (c) This Arbitration Agreement is the complete agreement of the Parties on the subject of arbitration of disputes and claims. This Arbitration Agreement supersedes any prior or contemporaneous oral, written or implied understanding on the subject, shall survive the termination of Executive's employment and can only be revoked or modified by a writing signed by the Parties which specifically states an intent to revoke or modify this Arbitration Agreement. If any provision of this Arbitration Agreement is adjudged to be void or otherwise unenforceable in whole or in part, such adjudication shall not affect the validity of the remainder of this Arbitration Agreement. This Arbitration Agreement is not, and shall not be construed to create a contract of employment, whether express or implied, nor does this Arbitration Agreement in any respect alter the status of Executive's employment as described in Executive's Employment Agreement.

         IN WITNESS WHEREOF, Executive and Employer have caused this Arbitration Agreement to be executed below at San Jose, California, on September 4, 1998.

EXECUTIVE UNDERSTANDS THAT EXCEPT AS EXPRESSLY EXCLUDED IN PARAGRAPH 2(b) ABOVE, BY SIGNING THIS ARBITRATION AGREEMENT YOU ARE AGREEING TO HAVE ANY ISSUE OR DISPUTE DESCRIBED IN PARAGRAPH 2(a) ABOVE, INCLUDING A DISPUTE REGARDING YOUR EMPLOYMENT, DECIDED BY NEUTRAL ARBITRATION AND YOU ARE GIVING UP YOUR RIGHT TO A JURY OR COURT TRIAL. SEE PARAGRAPH 1 OF THIS ARBITRATION AGREEMENT.


EXECUTIVE                                    EMPLOYER





Address:                                     Address:

                                             Advancel Logic Corporation
                                             1735 Technology Drive, #200
                                             San Jose, CA  95110

Social Security Number



                [SIGNATURE PAGE TO MUTUAL AGREEMENT TO ARBITRATE]

                                    EXHIBIT D

                       FORM OF INVESTOR SUITABILITY LETTER

                                                        Date: __________________

Noise Cancellation Technologies, Inc.
1025 West Nursery Street
Linthicum, MD 21090
Attn:  Michael Parella

Gentlemen:

         Reference is made to that certain Stock Purchase Agreement (the "Agreement") dated August ___, 1998 among Noise Cancellation Technologies, Inc. ("NCT"), Advancel Logic Corporation, a California corporation ("Advancel"), and the holders of all of the outstanding capital stock of Advancel. This Investor Suitability Letter, receipt of which is a condition to NCT's obligation to issue securities under the Agreement, is rendered to you pursuant to Section 8.13 of the Agreement. All terms used herein have the meaning defined for them in the Agreement unless otherwise defined herein. The undersigned hereby represents to NCT as follows:

         (a) Shareholder's Own Account. The Shares issued under the terms of the Agreement are being acquired for The undersigned's own account for investment purposes only and not with a view to, or for resale in connection with any distribution or public offering thereof within the meaning of the Securities Act.

         (b) No Registration; Economic Risk. The undersigned understands that the Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any other securities law or regulation, that the Shares must be held by The undersigned indefinitely, and that The undersigned must therefore bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration thereunder. The undersigned further understands that the Shares have not qualifies under the General Corporation Law of the State of California (the "California Law") by reason of their issuance in a transaction exempt from the qualification requirements of the California Law.

         (c) Access to NCT Records. During the negotiation of the transactions contemplated herein, The undersigned has been afforded full access to records, documents, and other information concerning NCT and have been afforded an opportunity to ask such questions of NCT's officers and representatives concerning NCT's business, operations, financial condition, assets, liabilities and other relevant matters as they have deemed necessary or desirable, and have been given all such information as has been requested, in order to evaluate the merits and risks of the prospective investment contemplated herein.

         (d) Knowledge and Experience. The undersigned has such knowledge and experience in financial and business matters that The undersigned is capable of evaluating the merits and risks of the Shares pursuant to the terms of the Agreement.

         (e) Rule 144. The undersigned is aware of the provisions of Rule 144, promulgated under the Securities Act, which in substance, permit limited public resale of "restricted securities" acquired, directly or indirectly from the issuer thereof (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions, including, among other things: The availability of certain public information about the Company; the resale occurring not less than one year after the party has purchased and paid for the securities to be sold; the sale being made through a broker in an unsolicited "broker's transaction" or in transactions directly with a market maker (as said term is defined under the Securities Exchange Act of 1934) and the amount of securities being sold during any three month period not exceeding the specified limitations stated therein.

                  The undersigned further understands that at the time it wishes to sell the Shares there may be no public market upon which to make such a sale, and that, even if such a public market then exists, the Company may not be satisfying the current public information requirements of Rule 144, and that, in such event, it would be precluded from selling the Shares under Rule 144 even if the one-year minimum holding period had been satisfied.

                  The undersigned further understands that in the event all of the requirements of Rule 144 are not satisfied, registration under the Securities Act, compliance with Regulation A, or some other registration exemption will be required; and that, notwithstanding the fact that Rule 144 is not exclusive, the staff of the SEC has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transaction do so at their own risk.

         (f) Legend. Each certificate representing the Shares to be issued in accordance with the terms of the Agreement shall be endorsed with the following legend.

         "THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF SUCH SECURITIES REASONABLY SATISFACTORY TO THE COMPANY STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT."

         IN WITNESS WHEREOF, I have set my hand to this Investor Suitability Letter on the date first above written.

                                       By: _____________________________________
                                           Name of Shareholder

                                       By:


                                       Title:



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